Filed pursuant to Rule 424(b)(3)

Registration No. 333-268800

Prospectus Supplement No. 2 Dated May 15, 2023

(To Prospectus Dated April 7, 2023)

1,942,800 Shares of Common Stock Underlying Previously Issued Warrants

______________________________________________

This Prospectus Supplement No. 2 (the “Prospectus Supplement”) updates and supplements the prospectus of Edible Garden AG Incorporated (the “Company,” “we,” “us,” or “our”) dated April 7, 2023, as updated and supplemented by Prospectus Supplement No. 1 dated April 11, 2023 (the “Prospectus”), with the following attached documents which we filed with the Securities and Exchange Commission (the “SEC”):

A.      Our Definitive Proxy Statement filed on April 26, 2023; and

B.      Our Quarterly Report on Form 10-Q filed on May 15, 2023.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our securities, you should carefully consider the risk factors section beginning on page 7 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 15, 2023.

Index to Filings

Annex
The Company’s Definitive Proxy Statement filed on April 26, 2023	A

The Company’s Quarterly Report on Form 10-Q filed on May 15, 2023	B

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by Registrant	☒
Filed by Party other than Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials under §240.14a-12

Edible Garden AG Incorporated
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EDIBLE GARDEN AG INCORPORATED

283 County Road 519

Belvidere, New Jersey 07823

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS JUNE 8, 2023

To the Stockholders of Edible Garden AG Incorporated:

We would like to invite you to attend an annual meeting of stockholders (the “Annual Meeting”) of Edible Garden AG Incorporated (the “Company,” “we,” “us,” or “our”), which will be held on Thursday, June 8, 2023 at 12 p.m. Eastern Time. The Annual Meeting will be conducted as a virtual meeting of stockholders via a live webcast. We believe that hosting a virtual meeting will enable greater stockholder participation from any location. Our Board of Directors has fixed the close of business on April 12, 2023 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

The Annual Meeting is being held for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect five director nominees named in the proxy statement as directors for a one-year term and until their successors have been duly elected and qualified;

2.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.

To approve an amendment to the Company’s Certificate of Incorporation to effect an increase in the total number of authorized shares of common stock, par value $0.0001 per share, of the Company from 6,666,667 shares to 10,000,000 shares; and

4.	To approve an amendment to the Company’s 2022 Equity Incentive Plan to authorize additional shares of common stock for issuance under the plan.

We will also consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

To participate in the Annual Meeting virtually via the Internet, please visit www.proxydocs.com/EDBL. In order to attend via live webcast, you must register in advance at www.proxydocs.com/EDBL prior to the deadline of June 7, 2023 at 5:00 p.m. Eastern Time. After you register, you will receive an email with instructions about attending the Annual Meeting, including a unique link to access the Annual Meeting. You will not be able to attend the Annual Meeting in person.

Whether or not you expect to attend via live webcast, your vote is important. The Board of Directors respectfully requests that you vote your stock, regardless of the number of shares you own, in the manner described in the proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the Annual Meeting.

Our Board of Directors recommends a vote FOR each of the director nominees included in Proposal One and a vote FOR Proposals Two, Three, and Four. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 283 County Road 519, Belvidere, New Jersey 07823.

By Order of the Board of Directors:
/s/ James E. Kras
James E. Kras
Chairman, Chief Executive Officer, and President

Belvidere, New Jersey

April 26, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 8, 2023

We are following the Securities and Exchange Commission’s “e-proxy” rules that allow public companies to furnish proxy materials to shareholders over the Internet. Instead of a physical copy, you have received a Notice of Internet Availability of Proxy Materials, which provides instructions on how to view our proxy materials for the Annual Meeting over the Internet, how to vote, and how to request a printed copy of the proxy materials.

www.proxypush.com/EDBL

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these proxy materials?

The board of directors (the “Board”) of Edible Garden AG Incorporated, a Delaware corporation (the “Company,” “we,” “our,” or “us”), is providing these proxy materials to you on the internet, or has delivered printed versions to you by mail if requested, to solicit your vote for our annual meeting of stockholders to be held on Thursday, June 8, 2023 at 12 p.m. Eastern Time (the “Annual Meeting”). We are holding the Annual Meeting virtually by means of a live webcast. There will not be a physical meeting location and you will not be able to attend in-person. As a stockholder, you are invited to attend the Annual Meeting online and are entitled and requested to vote on the proposals described in this Proxy Statement. We are making these proxy materials available to you on April 26, 2023.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

The Board has elected to follow the Securities and Exchange Commission’s (“SEC”) “e-proxy” rules that allow public companies to furnish proxy materials to stockholders over the internet. The “e-proxy” rules allow us to send you a Notice of Internet Availability of Proxy Materials while providing online access to the documents instead of sending full, printed copies of the proxy materials. We first released the Notice to stockholders of record on or about April 26, 2023. The Notice provides instructions on how to: (1) view our proxy materials for the Annual Meeting via the Internet; (2) vote your shares; and (3) request a printed copy of the proxy materials, free of charge.

What am I voting on?

The Board is soliciting your proxy in connection with the Annual Meeting to be held on Thursday, June 8, 2023, at 12 p.m. Eastern Time, and any adjournment or postponement thereof. You are voting on the following proposals:

•	Proposal One: To elect five director nominees named in the proxy statement as directors for a one-year term and until their successors have been duly elected and qualified;

•	Proposal Two: To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•

Proposal Three: To approve an amendment to the Company’s Certificate of Incorporation (the “Charter”) to effect an increase in the total number of authorized shares of common stock, par value $0.0001 per share, of the Company (“common stock”) from 6,666,667 shares to 10,000,000 shares; and

•	Proposal Four: To approve an amendment to the Company’s 2022 Equity Incentive Plan (the “Plan”) to authorize additional shares of common stock for issuance under the Plan.

As of the date of this proxy statement, we are not aware of any other matter to be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the proxy holders will vote on such matter in their discretion.

How does the Board recommend I vote?

Our Board recommends that the stockholders vote their shares:

•	FOR the election of each of the five director nominees named in the proxy statement as directors for a one-year term and until their successors have been duly elected and qualified;

•	FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•	FOR the approval of an amendment to the Charter to effect an increase in the total number of authorized shares of common stock from 6,666,667 shares to 10,000,000 shares (the “Charter Amendment”); and

•	FOR the approval of an amendment to the Plan to authorize additional shares of common stock for issuance under the Plan (the “Plan Amendment”).

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Who can vote at the Annual Meeting?

Only stockholders at the close of business on April 12, 2023, the record date for the Annual Meeting (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of the Record Date, there were 2,448,717 shares of our common stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name. If on the Record Date, your shares of our common stock were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank. If on the Record Date, your shares of our common stock were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account or you may work with your broker to arrange to vote your shares directly at the Annual Meeting. You are also invited to participate in the Annual Meeting. Your broker, bank or nominee (“broker”) has provided voting instructions for you to use to direct the broker on how to vote your shares.

How do I vote?

Stockholder of Record. If you are a stockholder of record, there are four ways to vote:

•	By internet at www.proxypush.com/EDBL. We encourage you to vote this way.

•	By touch tone telephone: call toll-free at 866-458-3104.

•	By completing and mailing your proxy card.

•

At the Annual Meeting: instructions on how to vote during the Annual Meeting webcast are posted at www.proxydocs.com/EDBL. Votes submitted during the Annual Meeting must be received no later than the closing of the polls at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, we urge you to vote to ensure your vote is counted.  You may still attend the Annual Meeting and vote your shares if you have already voted by proxy. Only the latest vote you submit will be counted. For instructions on how to change your vote, see the “Can I change my vote or revoke my proxy?” section below.

Beneficial Owner. If you hold your shares in “street name” as a beneficial owner of shares registered in the name of your broker, you must vote your shares in the manner prescribed by your broker. Your broker has otherwise provided a voting instruction card for you to use in directing the broker how to vote your shares. Check the voting instruction card used by that organization to see if it offers internet or telephone voting.  We encourage you to vote by internet or telephone if offered by your broker.

Instead of directing your broker how to vote your shares, you may elect to attend the Annual Meeting and vote your shares during the meeting if you obtain a legal proxy that gives you the right to vote the shares electronically via the internet at the Annual Meeting. Instructions on how to vote during the Annual Meeting webcast are posted at www.proxydocs.com/EDBL. Votes submitted during the Annual Meeting must be received no later than the closing of the polls at the Annual Meeting.

How many votes do I have?

On each matter to be voted upon at the Annual Meeting, you have one vote for each share of common stock you owned as of the Record Date.

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What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the shares issued and outstanding and entitled to vote are “present” at the Annual Meeting. As of the Record Date, there were 2,448,717 shares of our common stock issued and outstanding and entitled to vote.

If you are a stockholder of record, your shares will be counted as “present” at the Annual Meeting if:

•	you attend and vote at the Annual Meeting;

•	you have voted in advance by internet or telephone; or

•	you have properly submitted a proxy card.

If your shares are held in street name, your shares will be counted as “present” at the Annual Meeting if your broker has voted on a discretionary item or your broker has otherwise voted based on your instructions.

Abstentions will be counted towards the quorum requirement. If there is no quorum, then the chair of the Annual Meeting or a majority of the shares present at the meeting and entitled to vote may adjourn the meeting to another date until a quorum is present.

How many votes are needed to approve each proposal?

The table below shows the vote required to approve the proposals described in this proxy statement, assuming the presence of a quorum, virtually or by proxy, at the Annual Meeting.

Proposal	Voting Options	Vote Required	Effect of Abstentions and Withheld Votes	Effect of Broker Non-Votes
One: To elect five director nominees for a one-year term	FOR or WITHHOLD	Plurality of votes cast on the proposal, which means the five director nominees who receive the highest number of votes “FOR” their election will be elected	None	None
Two: To ratify the appointment of our independent registered public accounting firm	FOR, AGAINST or ABSTAIN	Affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter	Against	Not applicable
Three: To approve the Charter Amendment	FOR, AGAINST or ABSTAIN	Majority of the outstanding shares of common stock as of the Record Date	Against	Not applicable
Four: To approve the Plan Amendment	FOR, AGAINST or ABSTAIN	Affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter	Against	None

What happens if I do not give specific voting instructions?

Stockholder of Record. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. However, if you submit a proxy but no instructions are given, the shares represented by the proxy will be voted on your behalf in accordance with the recommendations of our Board as follows:

•	FOR the election of each of the five director nominees named in the proxy statement as directors for a one-year term and until their successors have been duly elected and qualified;

•	FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;

•	FOR the approval of the Charter Amendment to effect an increase in the total number of authorized shares of common stock from 6,666,667 shares to 10,000,000 shares; and

•	FOR the approval of the Plan Amendment to authorize additional shares of common stock for issuance under the Plan.

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In the event other business properly comes before the Annual Meeting or at any adjournment or postponement of the meeting, the individuals named in the proxy will vote the shares represented by the proxy in their discretion.

Beneficial Owner. If you are a beneficial owner and you do not provide your broker with specific voting instructions, or if you do not obtain a legal proxy that gives you the right to vote your shares electronically via the internet at the Annual Meeting, your broker has discretionary authority to vote your uninstructed shares with respect to Proposal Two and Proposal Three, which are considered routine proposals. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes.”

What are broker non-votes?

Brokers may not cast votes on “non-routine” (or non-discretionary) matters. If you hold your shares in street name and do not provide voting instructions to your broker, your broker may still be able to vote your shares with respect to certain “routine” (or discretionary) items. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes.” Broker non-votes are counted for purposes of determining whether a quorum exists. If you attend the virtual Annual Meeting via the live webcast or by proxy but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote for purposes of determining whether a quorum exists.

Whether a proposal is considered a “routine” matter or a “non-routine” matter is subject to the interpretation of certain rules that are applicable to brokers. Nasdaq Stock Market LLC (“Nasdaq”) Rule 2251 currently governs when Nasdaq members may vote shares held for customers by adopting the Financial Industry Regulatory Authority (“FINRA”) rules. The FINRA rules, in turn, currently prohibit members from voting any uninstructed shares, but also permits the member to follow the rules of another self-regulatory organization of which the broker is a member, such as the New York Stock Exchange (the “NYSE”). Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholder, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. The determination of which proposals are deemed “routine” versus “non-routine” may not be made by the NYSE until after the date on which this proxy statement has been made available to you. As such, it is important that you provide voting instructions to your broker if you wish to determine the voting of your shares. Under the applicable rules governing brokers, we believe Proposals Two and Three will likely be considered “routine” items. This means that if you are the beneficial owner of shares held by your broker in street name and you do not vote your shares, the broker will be able to vote your shares on Proposals Two and Three relating to the ratification of the appointment of our independent registered public accounting firm and the approval of an amendment to the Charter, respectively. Accordingly, we do not expect any broker non-votes on Proposals Two or Three but expect that we may receive broker non-votes on Proposals One and Four.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may change your vote by revoking your proxy at any time before it is voted at the Annual Meeting in any one of following ways:

•	enter a timely new vote by internet or telephone;

•	submit another properly completed, later-dated proxy card;

•

send a written notice that you are revoking your proxy to: Edible Garden AG Incorporated, 283 County Road 519, Belvidere, New Jersey 07823, Attention: Secretary, which must be received no later than June 7, 2023; or

•

attend the Annual Meeting webcast and vote during the meeting. Attending the Annual Meeting without voting during the meeting will not, by itself, revoke a previously submitted proxy unless you specifically request your prior proxy be revoked.

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If you hold your shares in street name, contact your broker or other organization regarding how to revoke your instructions and change your vote. Only your last-submitted, timely vote will count at the Annual Meeting.

Who counts the votes?

Mediant Communications Inc. has been appointed inspector of election by the Company and will tabulate votes at the Annual Meeting.

How can I find out the voting results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.

How can I attend the Annual Meeting?

We will be hosting the Annual Meeting only by means of a live webcast. We believe that hosting a virtual meeting will enable greater stockholder participation from any location. You will not be able to attend the Annual Meeting in person. In order to attend, you must register in advance at www.proxydocs.com/EDBL before 5:00 p.m. Eastern Time on June 7, 2023. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting.

How can I submit a question at the Annual Meeting?

You may submit questions in advance of the Annual Meeting at www.proxydocs.com/EDBL after logging in with your control number, but you will not be able to ask questions during the Annual Meeting. We request that questions sent in advance be submitted by June 5, 2023 at 5:00 p.m. Eastern Time. We expect to respond to questions during the Annual Meeting that are pertinent to the proposal at the Annual Meeting. We may group together questions that are substantially similar to avoid repetition. Shortly after the Annual Meeting, we may post questions and answers under the Investors section of our website at ediblegardenag.com/investors. Information available on our website is not a part of, and is not incorporated into, this proxy statement.

What if I experience technical difficulties when accessing the Annual Meeting?

If you have registered for the Annual Meeting, you will receive a meeting access email on the day of the Annual Meeting. Information regarding technical support, including a technical support phone number with be provided in the meeting access email.

Can I obtain a stockholder list?

A stockholder list will be available for examination by our stockholders at our principal executive offices at 283 County Road 519, Belvidere, New Jersey 07823 during ordinary business hours throughout the ten-day period prior to the Annual Meeting for any purpose germane to the Annual Meeting.

What is “householding” and how does it impact me?

We have adopted a process called “householding” for mailing proxy materials in order to reduce printing and mailing expenses. The SEC’s householding rules allow us to deliver a single set of proxy materials to stockholders of record who share the same address. If you share an address with another stockholder and have received only one set of proxy materials, but you would prefer to continue receiving a separate set of proxy materials, you may request a separate set at no cost to you by writing to Edible Garden AG Incorporated, 283 County Road 519, Belvidere, New Jersey 07823, Attention: Secretary, or by calling (908) 750-3953. Alternatively, if you are currently receiving multiple sets of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

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If you are a beneficial owner, the broker may deliver only one set of proxy materials to stockholders who have the same address unless the broker has received contrary instructions from one or more of the stockholders. If you wish to receive a separate set of proxy materials, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate set. Beneficial owners sharing an address who are currently receiving multiple copies of the proxy materials and wish to receive a single set in the future should contact their broker to request that only a single set be delivered to all stockholders at the shared address in the future.

What does it mean if I receive more than one voting instruction card?

If you receive more than one voting instruction card, your shares are registered in more than one name or are registered in different accounts. Please vote using each voting instruction card to ensure that all of your shares are voted.

Where can I view the proxy materials on the internet?

Our proxy materials, including the Notice, this proxy statement, your proxy card, and our Annual Report are available, free of charge, at www.proxydocs.com/EDBL.

Upon written request by any stockholder, we will furnish a copy of our Annual Report free of charge, except that copies of any exhibit to that report will be furnished once the requesting stockholder has paid the Company’s reasonable expenses in furnishing the exhibit. Please direct any written requests to principal executive offices at 283 County Road 519, Belvidere, New Jersey 07823. Stockholders may also view our Annual Report in the Investors section of our website, at ediblegardenag.com/investors.

How can I receive a printed copy of the proxy materials?

Stockholder of Record. You may request a printed copy of the proxy materials by any of the following methods:

•	Telephone: call toll-free at 866-648-8133;

•	Internet at www.investorelections.com/enotice/EDBL/login; or

•	E-mail at paper@investorelections.com. If requesting materials by e-mail, please send a blank e-mail with your 12-digit control number in the subject line.

Beneficial Owner. You may request a printed copy of the proxy materials by following the instructions provided to you by your broker.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the environmental impact of printed materials.

Who is paying for this proxy solicitation?

Our Board is soliciting proxies for use at the Annual Meeting, and we will bear the cost of the proxy solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally, by telephone, email or other means of communication. We will not compensate these persons for soliciting proxies on our behalf. We have engaged Advantage Proxy, Inc. to assist in proxy solicitation and collection at a cost of $5,500 plus out-of-pocket expenses. We will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

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PROPOSAL ONE:

ELECTION OF DIRECTORS

Our bylaws require us to have at least one but no more than fifteen directors. The number of directors, which is set by the Board, is currently five. James Kras, our Chief Executive Officer and President, and Michael James, our Chief Financial Officer, Treasurer and Secretary, are the only directors who are employees of the Company.

Our nominating and governance committee has evaluated each of the following candidates and, based on the recommendation of our nominating and governance committee, our Board has nominated the following candidates to stand for re-election to our Board. Each of the following nominees is currently a director and each has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee designated by our Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on your behalf for the election of directors. Therefore, it is important that you vote.

The name of and certain information regarding each nominee as of the Record Date is set forth below. This information is based on data furnished to us by the nominees. Except as noted in the biographies below, there are no family relationships between any director, executive officer or person nominated to become a director or executive officer. If elected, all of the nominees for director will serve for a one-year term and until their successors are duly elected and qualified or until their earlier death, disqualification, resignation or removal.

Name	Age	Position(s) with Edible Garden	Director Since
James E. Kras	54	Chief Executive Officer, President and Director	March 2020
Pamela DonAroma	67	Director	April 2023
Michael James	64	Chief Financial Officer, Treasurer, Secretary and Director	March 2020
Mathew McConnell	64	Director	May 2022
Ryan Rogers	41	Director	May 2022

Executive Officers and Directors

James E. Kras. Mr. Kras is one of our founders and has served as Chief Executive Officer and a director since our inception in March 2020. Mr. Kras served as President and Chief Marketing Officer of Edible Garden Corp., a wholly-owned subsidiary of Unrivaled Brands (formerly Terra Tech), from March 2016 to March 2020. Prior to that service, Mr. Kras held senior leadership positions in marketing at global leaders Ajinomoto, a multinational food and biotechnology corporation, and The Bountiful Company (formerly The Nature’s Bounty Company), a producer of dietary supplements. Mr. Kras started his career on Madison Avenue in advertising with various global advertising and marketing companies including Grey Advertising and Carat Interactive a subsidiary of Dentsu International. Mr. Kras is the nephew of Pamela DonAroma, one of our directors. As our Chief Executive Officer and one of our founders, Mr. Kras brings to the Board extensive knowledge of our products, structure, and culture as well as years of expertise in the industry.

Pamela DonAroma. Ms. DonAroma has served as one of our directors since April 2023 and as Chief Executive Officer and President of Futures Inc. since its inception in 1989. Futures Inc. is a non-profit organization that advocates for individuals with disabilities through professional development, community-based education and employment opportunities. In her position at Futures Inc., Ms. DonAroma is responsible for all aspects of agency communication, development, human resource management, governmental compliance, accreditation, and financial operations. Ms. DonAroma is the aunt of our James Kras, our Chief Executive Officer. Ms. DonAroma was chosen to serve as a director because of her extensive leadership experience and experience in building out an organization, which we believe will be important as we ramp up our organizational buildout.

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Michael James. Mr. James is one of our founders and has served as Chief Financial Officer and a director since our inception in March 2020. Mr. James also currently serves on the board of directors of Guided Therapeutics, Inc. as chairman, audit committee chair and as a member of the compensation committee. Mr. James previously served as Chief Financial Officer of Unrivaled Brands, Inc. (formerly Terra Tech) from February 2012 to March 2020. In addition to this role, Mr. James served as the Chief Executive Officer and Chief Financial Officer of Inergetics, Inc., a research, development and marketing company specialized in nutritional supplements, from June 2012 until January 2016. Previously, Mr. James served as Chief Executive Officer of Nestor, Inc. (“Nestor”), a company that develops and markets support software solutions, where he successfully completed a financial restructuring of Nestor prior to its sale in September 2009 from the Receiver’s Estate in Superior Court of the State of Rhode Island. He also served on Nestor’s Board of Directors from 2006 to 2009. Mr. James was the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company, from 1999 to 2015. During his career, Mr. James has served as a Partner at Moore Capital Management, Inc., a premiere private investment management company; Chief Financial and Administrative Officer at Buffalo Partners, L.P., a private investment management company; and Treasurer and Chief Financial Officer of National Discount Brokers. Mr. James began his career in 1980 as a staff accountant with EisnerAmper, LLP. Mr. James is a retired CPA. As our Chief Financial Officer and one of our founders, Mr. James brings to the Board extensive knowledge of our products, structure, and culture as well as years of expertise in the industry.

Mathew McConnell. Mr. McConnell has served as one of our directors since May 2022 and as Chief Executive Officer of Marco Polo Securities, Inc.’s MPS Chaperone and Distribution business since March 2020. In this position, he oversees international equities, trading, and capital markets processes for this U.S. broker-dealer offering cross-border regulatory and distribution solutions to a robust network of local securities firms across the world. From 2018 to 2020, Mr. McConnell served as Managing Director, Head of Equity Capital Markets of Tellimer (Exotix Capital), a financial brokerage firm, including as a member of its U.S. executive committee. Prior to Tellimer, Mr. McConnell was Head of Capital Markets at Auerbach Grayson, a financial brokerage firm, from 2014 to 2018. Mr. McConnell was chosen to serve as a director because of his extensive international financial and capital markets experience, which we believe will be important as we implement our growth strategy.

Ryan Rogers. Mr. Rogers has served as one of our directors since May 2022 and has spent nearly two decades working in the food retail industry in various merchandising, sales and sourcing positions. Since June 2021, he has served as a brand manager for FDM Sales, a brand development organization helping accelerate growth for food and beverage brands. Prior to joining FDM Sales, Mr. Roger spent 18 years at Target Corp, a retail corporation, where he held merchandising and sourcing roles of increasing responsibility within its food division, including produce buyer, where he led the growth strategy for packaged salads, vegetarian, and healthy snacking. Mr. Rogers was chosen to serve as a director because of his extensive experience in our industry and his ability to help organizations like ours accelerate growth.

Vote Required

Stockholders can vote FOR each of the nominees or may WITHHOLD their vote from one or more of the nominees.

The director nominees receiving a plurality of the votes cast at the meeting will be elected as directors.

Recommendation of the Board

The Board recommends a vote FOR the election of each of the director nominees listed above.

8

CORPORATE GOVERNANCE MATTERS

Director Independence

Our current Board consists of James Kras, Pamela DonAroma, Michael James, Mathew McConnell, and Ryan Rogers. Ms. DonAroma and Messrs. McConnell and Rogers are considered independent based on the listing standards of Nasdaq. In order to promote open discussion among independent directors, our Board has a policy of regularly conducting executive sessions of independent directors at scheduled meetings led by the lead independent director and at such other times requested by other independent directors. Executive sessions do not include Messrs. Kras or James.

Board Diversity Matrix

The table below provides certain highlights of the composition of our Board as of April 12, 2023. Each of the categories listed in the table below has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix As of April 12, 2023
Total Number of Directors	5
	Female	Male
Part I: Gender Identity
Directors	1	4
Part II: Demographic Background
White	1	4

Information Regarding Meetings of the Board and Committees

During 2022, our Board held seven meetings. All of our directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which they served during 2022. We do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders.

Committees

Our Board has established three standing committees: audit committee; compensation committee; and nominating and governance committee. Each of these committees consist solely of independent directors. We have adopted written charters for each of these committees that are available on our website, ediblegardenag.com/governance. Our Board may establish other committees as it deems necessary or appropriate from time to time. The following table provides membership information for our committees as of the Record Date and the number of meetings held by each committee in 2022:

Committee	Audit	Compensation	Nominating & Governance
Number of meetings held:	3	4	0
James E. Kras
Pamela DonAroma
Michael James
Mathew McConnell
Ryan Rogers

 = Chair  = Member     = Audit Committee Financial Expert

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Audit Committee

The audit committee is responsible for, among other matters:
•	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
•	discussing with our independent registered public accounting firm the independence of its members from its management;
•	reviewing with our independent registered public accounting firm the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
•	coordinating the oversight by our Board of our code of ethics and our disclosure controls and procedures;
•	maintaining procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and
•	reviewing and approving related-person transactions.

Mathew McConnell, Pamela DonAroma and Ryan Rogers serve on the audit committee and meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act of 1934, as amended, (the “Exchange Act”) and Nasdaq rules. Mr. McConnell serves as the Chair of the audit committee. Mr. McConnell qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee is responsible for, among other matters:

•	reviewing key employee compensation goals, policies, plans and programs;
•	reviewing and approving the compensation of our directors and executive officers;
•	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and
•	appointing and overseeing any compensation consultants or advisors.

Pamela DonAroma, Mathew McConnell, and Ryan Rogers serve on the compensation committee and meet the definition of “independent director” for purposes of serving on a compensation committee under Nasdaq rules. Ms. DonAroma serves as the Chair of the compensation committee.

Nominating and Governance Committee

The nominating and governance committee is responsible for assisting the Board in identifying qualified individuals to become directors, in determining the composition of the Board and in monitoring the process to assess Board effectiveness. Ryan Rogers, Pamela DonAroma, and Mathew McConnell serve on the nominating and governance committee and Mr. Rogers is the Chair of the committee.

Board Leadership Structure

Our Board and management believe that the choice of whether the Chair of our Board should be an executive of the Company, or a non-executive or independent director, depends upon a number of factors, taking into account the candidates for the position and the best interests of the Company and its stockholders. Mr. Kras serves as the Board Chair. Mr. Kras’s operating and leadership experience as an officer and director of our company since its inception and combined seven years of experience with us and our predecessor company made him a compelling choice for Board Chair. Mr. McConnell serves as lead independent director of our Board. As lead independent director, Mr. McConnell presides over executive sessions of the independent directors and serves as a liaison between the independent directors and our management team.

10

Nominating Process

The nominating and governance committee is responsible for identifying, screening and recommending candidates for membership on the Board. The committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board’s overall effectiveness in meeting its responsibilities. In assessing potential new directors, the committee considers individuals from various disciplines and diverse backgrounds, taking into account expertise and experience; race, ethnicity and/or underrepresented minority status; gender; gender identity or sexual orientation; age; and any other factors the committee deems appropriate. The selection of qualified directors is complex and crucial to our long-term success. Candidates for nomination to the Board are considered based upon various criteria, such as their experience in corporate management, experience in our industry, independence from the Company, and practical and mature business judgment.

The nominating and governance committee will consider recommendations from stockholders of potential candidates for the Board and will evaluate candidates recommended by stockholders in the same manner as it evaluates candidates recommended by Board members, officers or search firms. A shareholder wishing to recommend a potential candidate must submit the recommendation as detailed in “Stockholder Proposals” below.

Risk Oversight

Our Board oversees a company-wide approach to risk management. Our Board will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our Board has ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

Specifically, our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee oversees management of enterprise risks and financial risks, as well as potential conflicts of interest. Our Board is responsible for overseeing the management of risks associated with the independence of our Board.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to our directors, officers and employees. A copy of this code is available on our website. We intend to disclose on our website any amendments to the Code of Ethics and any waivers of the Code of Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Director and Officer Indemnification Agreements

We intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

11

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation paid for the years ended December 31, 2022 and 2021 to each of the executive officers named below, who are collectively referred to as “named executive officers” elsewhere in this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Total ($)
James E. Kras,	2022	261,538	500,000	(1)	761,538
Chief Executive Officer	2021	200,000	—		200,000

Michael James,	2022	261,538	500,000	(1)	761,538
Chief Financial Officer	2021	200,000	—		200,000

(1)	Represents a cash bonus paid to the officer after the closing of our initial public offering (“IPO”) pursuant to his employment agreement.

Employment Agreements

On August 18, 2021, we entered into employment agreements with Messrs. Kras and James, which were later amended on January 18, 2022. Pursuant to the employment agreements, Messrs. Kras and James will serve as Chief Executive Officer and Chief Financial Officer, respectively, for a term of two years. These agreements will automatically renew for one additional one-year period unless we or the executive provides written notice prior to the end of the term. Pursuant to these employment agreements, Messrs. Kras and James are entitled to an annual base salary of $300,000, which amount may be increased by the compensation committee or the Board in their discretion. Each executive is eligible to receive an annual cash performance bonus with a target award amount equal to 100% of his base salary in the year of performance (“Performance Bonus”). This Performance Bonus will be based on performance and achievement of Company goals and objectives as defined by the Board or compensation committee. For the years ended December 31, 2021 and 2022, no performance goals were set in advance and no Performance Bonus was awarded to Messrs. Kras or James. In addition, each executive is entitled to four weeks’ paid time off pursuant to our practices for senior executives, and is entitled to the health, welfare and retirement benefits provided generally to our other employees.

Potential Payments Upon Termination or Change in Control

Under the employment agreements for Messrs. Kras and James, if the executive is terminated for cause, resigns without good reason, or his employment ends due to his death or permanent disability, he will be entitled to any earned but unpaid base salary plus accrued benefits earned through the date of termination.

Under the employment agreements for Messrs. Kras and James, in the event of an executive’s termination for a reason other than for cause or if an executive terminates voluntarily under one or more of the specified circumstances that constitute a good reason, the executive will receive an amount equal to two times his then-current base salary payable monthly, less any required tax withholdings, plus the pro-rata portion of the Performance Bonus earned during the calendar year of termination, and an aggregate amount equal to 12 times the applicable monthly premium for his group medical, dental and vision coverage. In addition, any stock options held by the executive will accelerate and become fully vested, and any restrictions relating to restricted stock or restricted stock units will lapse and become fully vested.

The executives are subject to non-competition and non-solicitation provisions under their employment agreements effective for the period of time equal to the greater of: (i) the period of time during which the executive is receiving any compensation or benefits from us; or (ii) a period of one year following the executive’s termination of employment. In all cases, the executive’s payments and benefits will be reduced, if necessary, to ensure that the payments and benefits to the executive will not be subject to the “golden parachute” excise tax imposed by Section 4999 of the Internal Revenue Code and the payments will be deductible by us.

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Outstanding Equity Incentive Awards At Fiscal Year-End

There were no stock awards held by our named executive officers as of December 31, 2022 or 2021.

Equity Incentive Plan

On January 18, 2022, the Board adopted, and our stockholders approved, the Plan pursuant to which we may issue up to 50,000 shares of common stock to employees, non-employee directors, and any other individuals who perform services for us until January 18, 2032. Under the Plan, we may issue awards including options, stock appreciation rights, restricted stock awards, restricted stock units, and other stock-based awards as the Board or compensation committee may determine. At the Annual Meeting, stockholders will vote on whether to add shares of common stock for issuance under the Plan. See “Proposal Four — Approval of an Amendment to the Company’s 2022 Equity Incentive Plan.”

Equity Compensation Plan Information

The following table shows the number of securities that may be issued pursuant to our equity compensation plans (including individual compensation arrangements) as of December 31, 2022:

Plan Category	Number of securities to be issued upon exercise of outstanding options, restricted stock units, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	11,000	(1)	$—	(2)	16,626
Equity compensation plans not approved by security holders	—		—		—
Total	11,000		$—		16,626

(1)	Represents the number of underlying shares of common stock associated with unvested restricted stock units awarded under the Plan.
(2)	Restricted stock units do not have an exercise price and have been excluded from the calculation of weighted average exercise price.

Director Compensation

In the year ended December 31, 2022, compensation for our non-employee directors included an annual cash retainer of $75,000 (prorated for the time period served as director) and a $75,000 equity grant of restricted stock granted under the Plan. We intend for the compensation committee of the Board to determine the future compensation of our independent directors.

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The following table sets forth information concerning non-employee director compensation during the year ended December 31, 2022. Refer to the “Summary Compensation Table” above for compensation earned by Messrs. Kras and James in 2022.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Total ($)
Mathew McConnell	43,750	75,000	118,750
Tracy Nazzaro(2)	17,944	—	17,944
Deborah Pawlowski(3)	9,879	—	9,879
Ryan Rogers	43,750	75,000	118,750

(1)

Represents the grant date fair value computed in accordance with the requirements of accounting for stock-based compensation. The amounts reported in this column have been computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718.

(2)	Ms. Nazzaro resigned from the Board on July 27, 2022.
(3)	Ms. Pawlowski was appointed to the Board on October 14, 2022 and resigned on April 4, 2023.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following sets forth a summary of transactions since January 1, 2021, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

Working Capital Funding from Executive Officers

We historically relied on debt financing from our officers for some of our working capital. On the following dates, we entered into promissory notes with our officers that were repaid upon the closing of the IPO prior to their stated maturity dates:

Date	Payee	Annual Interest Rate	Original Principal Amount	Stated Maturity Date
9/1/2021	Michael James	12%	$25,000	8/31/2022
9/3/2021	Michael James	12%	$75,000	9/2/2022
9/10/2021	Michael James	12%	$100,000	9/9/2022
9/15/2021	Michael James	12%	$60,000	9/14/2022
9/17/2021	Michael James	12%	$100,000	9/16/2022
9/22/2021	Michael James	12%	$90,000	9/21/2022
9/29/2021	Michael James	12%	$50,000	9/28/2022
10/1/2021	Michael James	12%	$60,000	9/30/2022
10/4/2021	Michael James	12%	$50,000	10/3/2022
11/19/2021	Michael James	12%	$10,000	11/18/2022
12/9/2021	Michael James	12%	$40,000	12/8/2022
1/7/2022	Michael James	12%	$70,000	1/6/2023

We entered into the following convertible notes with our officers, which accrued interest at 12% per annum and converted into shares of our common stock at the time of the IPO by dividing the total principal and interest due under the note by $138.75:

Date	Holder	Amount	Maturity Date
6/22/2021	Michael James	$175,000	6/21/2022
6/23/2021	Michael James	$125,000	6/22/2022
6/29/2021	Michael James	$100,000	6/28/2022
7/1/2021	James E. Kras	$25,200	6/30/2022
7/2/2021	Michael James	$100,000	7/1/2022
7/12/2021	Michael James	$75,000	7/11/2022
7/19/2021	Michael James	$75,000	7/18/2022
7/23/2021	Michael James	$75,000	7/22/2022
7/29/2021	Michael James	$100,000	7/28/2022
8/4/2021	Michael James	$100,000	8/3/2022
8/13/2021	Michael James	$100,000	8/12/2022
8/20/2021	Michael James	$75,000	8/19/2022
8/26/2021	Michael James	$100,000	8/25/2022

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On January 6 and January 18, 2023, the Company issued promissory notes with principal amounts of $50,000 and $125,000, respectively, to Mr. James. The notes matured on February 8, 2023, the closing of our follow-on offering, and the Company repaid Mr. James an aggregate of $175,683 in principal and accrued interest.

From time to time, the Company enters into loans to purchase vehicles that are secured by the vehicle purchased. Some of these loans are also personally guaranteed by Mr. Kras and/or Mr. James. These loans accrue interest at annual rates ranging from 7.64% to 18.66% and mature on dates between April 2024 and July 2027.

Policies and Procedures for Transactions with Related Persons

We have adopted a written policy that our executive officers, directors, beneficial owners of more than 5% of any class of our capital stock, and any members of the immediate family of any of the foregoing persons (a “related party”) are not permitted to enter into a related party transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with a related party in which the related party would have a direct or indirect interest must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances of the transaction available to it, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unrelated third party or to employees under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The written policy requires that, in determining whether to approve or reject a related person transaction, our audit committee must consider, in light of known circumstances, whether the transaction is in or is not inconsistent with, our best interests and those of our stockholders, as our audit committee determines in good faith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in this section is presented in accordance with the rules of the SEC. Under these rules, beneficial ownership of a class of capital stock includes (i) any shares over which the person, directly or indirectly, has or shares voting power or investment power, and (ii) any shares the person has the right to acquire within 60 days. If two or more persons share voting power or investment power with respect to specific securities, each person is deemed to be the beneficial owner of those securities. The calculations in this section are based on 2,448,717 shares of common stock outstanding as of the Record Date.

Beneficial Ownership of More Than 5% of the Company’s Shares

The table below presents certain information as of the Record Date regarding the persons known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage
Lind Global Fund II LP(1) 444 Madison Ave, Floor 41 New York, NY 10022	200,000	8.2%

(1)

This information is based on a Schedule 13G filed on February 8, 2023 by Lind Global Fund II LP, Lind Global Partners II LLC, and Jeff Easton. Each filer reports sole voting and sole dispositive power of 200,000 shares of common stock. The ownership consists of (i) 175,000 shares of common stock and (ii) 175,000 warrants. Due to the exercise limitation of the warrants, the reporting person’s beneficial ownership of 150,000 warrants is excluded.

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Beneficial Ownership of Management and Directors

The table below presents certain information regarding the beneficial ownership of our common stock as of the Record Date by:

•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Unless otherwise indicated, the address for each of the named beneficial owners is c/o Edible Garden AG Incorporated, 283 County Road 519, Belvidere, NJ 07823.

Name of Beneficial Owner	Shares Beneficially Owned		Percentage
James E. Kras	59,598		2.4%
Pamela DonAroma	—		—
Michael James	69,069		2.8
Mathew McConnell	2,794	(1)	*
Ryan Rogers	2,794	(1)	*
All directors and executive officers as a group (5 persons)	134,251		5.5%

*	Indicates less than 1%.
(1)	The amount shown represents 1,397 shares of common stock and 1,397 shares of common stock underlying a restricted stock award vesting on August 30, 2023.

16

AUDIT COMMITTEE REPORT

The audit committee has (1) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2022, (2) discussed with Marcum LLP, our independent registered public accounting firm (the “Auditor”), the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and (3) received the written disclosures and the letter from the Auditor concerning applicable requirements of the PCAOB regarding the Auditor’s communications with the audit committee concerning independence, and has discussed with the Auditor its independence. Based upon these discussions and reviews, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and filed with the SEC.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Mathew McConnell (Chair)

Ryan Rogers

Summary of Fees

The following table summarizes the aggregate fees billed for professional services rendered to us by Marcum LLP in the years ended December 31, 2022 and 2021.

	(in thousands)
	2022	2021
Audit Fees(1)	$149.3	$51.5
Audit-Related Fees(2)	82.4	—
Tax Fees(3)	—	—
All Other Fees(4)	121.5	0.1
Total Fees	$353.2	$51.6

(1)

“Audit Fees” are fees for professional services for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

(2)	“Audit-Related Fees” are fees related to assurance and related services that are traditionally performed by an external auditor.
(3)	“Tax Fees” are fees related to tax advice and tax planning.
(4)

“All Other Fees” are billed for any services not included in the first three categories, including services such as reviewing our registration statements and providing related consents, and finance fees.

Pre-Approval Policy

The audit committee has adopted a policy to pre-approve all audit and permissible non-audit services. In its review of non-audit services, the audit committee considers whether the engagement could compromise the independence of our independent registered public accounting firm, whether the reasons of efficiency or convenience is in our best interest to engage our independent registered public accounting firm to perform the services, and whether the service may enhance our ability to manage or control risk or improve audit quality. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval and the fees for the services performed to date.

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PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Our Board, including our audit committee, has selected and appointed Marcum LLP as our independent registered public accounting firm to audit the consolidated financial statements for the fiscal year ending December 31, 2023, and recommends that stockholders vote for the ratification of this appointment. Marcum LLP has audited our financial statements annually since 2022. Marcum LLP has advised us that it does not have, and has not had, any direct or indirect financial interest in the Company or its subsidiaries that impairs its independence under SEC rules. Notwithstanding its selection of Marcum LLP, our audit committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, our audit committee will reconsider, but might not change, its selection of an independent registered public accounting firm.

Representatives of Marcum LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Stockholders can vote FOR, AGAINST or ABSTAIN on Proposal Two.

The affirmative vote of the majority of shares present in person or by represented by proxy at the Annual Meeting and entitled to vote is required to approve Proposal Two.

Recommendation of the Board

The Board recommends a vote FOR Proposal Two.

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PROPOSAL THREE:

APPROVAL OF CHARTER AMENDMENT TO EFFECT AN INCREASE IN THE NUMBER OF

AUTHORIZED SHARES OF COMMON STOCK

General

We are asking stockholders to approve a proposed amendment to our Charter to effect an increase in the total number of authorized shares of common stock from 6,666,667 shares to 10,000,000 shares of common stock (the “Authorized Shares Increase”), as further described below. The Board has unanimously approved and declared advisable the Authorized Shares Increase, and recommends that its stockholders approve the Authorized Shares Increase. The text of the proposed Charter Amendment is attached hereto as Appendix A.

If stockholders approve this proposal, then the Board will cause the Charter Amendment to be filed with the Delaware Secretary of State and the Authorized Shares Increase to be effected only if the Board determines that the Authorized Shares Increase would be in the best interests of the Company and its stockholders. The Board also may determine in its discretion not to effect the Authorized Shares Increase and not to file the Charter Amendment. No further action on the part of stockholders will be required to either implement or abandon the Authorized Shares Increase.

Our Charter currently authorizes the issuance of up to 16,666,667 shares of capital stock, consisting of 6,666,667 shares of common stock and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “preferred stock”). An increase in the number of authorized shares of common stock to 10,000,000 shares will increase our total authorized capitalization to 20,000,00 shares of capital stock, which includes our previously authorized 10,000,000 shares of preferred stock.

Of the 6,666,667 shares of common stock currently authorized, as of the close of business on the Record Date, there were 2,448,717 shares of common stock issued and outstanding. In addition to the shares of common stock issued and outstanding on the Record Date, there were 11,000 shares of common stock reserved for issuance in connection with awards granted under the Plan and 1,071,803  shares of common stock reserved for issuance upon exercise of outstanding warrants.

As a result, as of the Record Date, we had approximately 3,135,147 (or 47%) authorized shares of common stock that were not outstanding or reserved for issuance and that we may issue for any future business purposes. There are no issued, outstanding, or reserved shares of preferred stock as of the Record Date.

Reasons for the Authorized Shares Increase

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements for the year ended December 31, 2022 contained an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

We have funded our operations to date primarily from the issuance and sale of our common stock through public offerings, senior secured loans, private placements, and working capital loans from our officers. As of December 31, 2022, we had cash and cash equivalents of $110 thousand.

The Board believes that the Authorized Shares Increase is advisable and in the Company and its stockholders’ best interests, as it would provide the Company with flexibility to use the common stock for business and financial purposes and alternatives in structuring future transactions. These purposes may include raising capital in future offerings of equity or equity-linked securities, granting equity awards to employees, officers, directors, consultants and/or advisors pursuant to the Plan, and to pursue our acquisition strategy to expand our greenhouse capacity.

The Board believes the proposed Authorized Shares Increase will enhance our flexibility in taking possible future actions, such as raising additional equity capital, using shares or equity-linked securities as consideration for acquisitions, issuing equity compensation awards or other corporate purposes. We do not have any current plans, arrangements, understandings or commitments for use of the additional shares of common stock that would be available for issuance. However, by approving the amount of authorized shares of common stock as proposed by the Authorized Shares Increase now, in advance of any specific need, we believe that the additional authorized shares will enable us to act in a timely manner when such a need arises or the Board believes that it is in the best interests of the Company and its stockholders to take action, without the delay and expense that would be required in obtaining stockholder approval of an increase in authorized shares of common stock at a future meeting of stockholders. If this proposal is not approved by our stockholders, it is possible that our financing and business development alternatives may be limited due to the lack of available authorized shares of common stock.

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As of December 31, 2022, we had $100 thousand in cash and cash equivalents, working capital deficits of $2.966 million, and $6.324 million of total debt outstanding. To resolve our working capital deficit and meet our cash needs, we are implementing cost savings programs in addition to having raised $10.2 million from the sale of securities in February 2023. In February 2023, we paid off approximately $1.7 million of our outstanding debt with proceeds from our follow-on offering. Our estimate as to how long we expect our existing cash and cash equivalents to be available to fund our operations is based on assumptions that may prove inaccurate, and we could use our available capital resources sooner than we currently expect. In addition, changing circumstances may cause us to increase our spending significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. We have concluded that this raises substantial doubt about our ability to continue as a going concern. Stockholder value may be harmed by these limitations. In short, if our stockholders do not approve this proposal, we may not be able to access the capital markets and pursue other business opportunities integral to our growth and success. Even if this proposal is approved by our stockholders, there is no assurance that we will be successful in raising additional funds or pursuing other business opportunities.

Principal Effects of the Authorized Shares Increase

The Board proposes and recommends increasing the number of shares of authorized common stock from the 6,666,667 shares that are authorized for issuance pursuant to our Charter to a total of 10,000,000 shares of common stock. The chart below illustrates the number of shares of common stock that will be available for issuance if the Charter Amendment is effected.

	Estimated number of shares of common stock before the increase	Estimated number of shares of common stock after the increase
Authorized	6,666,667	10,000,000
Outstanding	2,448,717	2,448,717
Reserved for issuance(1)	1,082,803	1,082,803
Available for issuance	3,135,147	6,468,480

(1)	Shares of common stock reserved for issuance in connection with (i) outstanding warrants and (ii) equity awards that may be granted under the Plan.

The 3,333,333 additional shares of common stock authorized by the Charter Amendment, if approved, would have the same powers, preferences, and rights as the currently outstanding shares of common stock. Therefore, approval of the Charter Amendment and any subsequent issuance of additional shares of common stock would not affect a current stockholder’s rights as a stockholder, except for any dilutive effects incidental to increasing the number of our outstanding shares of common stock to earnings per share, book value per share, and the voting power of current holders of common stock. The Charter Amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders unless additional shares are issued.

As is true for shares presently authorized but unissued, the future issuance of common stock authorized by the Charter Amendment may, among other things, decrease existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the book value per share held by existing stockholders and have a negative effect on the market price of the common stock. Further, the additional shares of common stock authorized by the approval of this proposal could be issued by the Board without further vote of our stockholders except as may be required in particular cases by applicable law, regulatory agencies or the Nasdaq rules.

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Certain Risks and Potential Disadvantages Associated with the Authorized Shares Increase

The Board does not intend to issue any shares of common stock except for purposes and on terms that the Board believes to be in the best interests of the Company and its stockholders. However, depending on the purpose and terms of issuance at the time, if we issue additional shares of common stock or other securities convertible into common stock in the future, it will dilute the voting rights of existing stockholders and could also dilute earnings per share and book value per share of existing stockholders. The proposed Authorized Shares Increase could also, under certain circumstances, make more difficult or discourage attempts to obtain control of the Company, thereby having an anti-takeover effect. While this is not the purpose or intent of the Board’s support of this proposal, we would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in our control or our management. For example, we could issue additional shares without further stockholder approval so as to dilute the stock ownership or voting rights of persons seeking to obtain control without our agreement. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Authorized Shares Increase therefore may have the effect of discouraging unsolicited takeover attempts. Although the Authorized Shares Increase has been prompted by business and financial considerations and not by the threat of any known or threatened hostile takeover attempt, stockholders should be aware that the effect of the Authorized Shares Increase could facilitate future attempts by us to oppose changes in our control and perpetuate our management, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value, or that they will not adversely affect our business or the trading price of the common stock.

Interest of Certain Persons in Matters to be Acted Upon

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of our common stock.

Reservation of Right to Delay the Filing of the Charter Amendment, or Abandon the Authorized Shares Increase

We reserve the right to delay the filing of the Charter Amendment or abandon the Authorized Shares Increase at any time, even if the Charter Amendment has been approved by stockholders at the Annual Meeting. By voting in favor of the Charter Amendment, you are also expressly authorizing the Board to delay, until the one-year anniversary of the Annual Meeting, or abandon the Authorized Shares Increase if the Board determines that such action is in the best interests of the Company and its stockholders.

No Appraisal Rights

Under Delaware law, our Charter and our bylaws, stockholders have no rights to exercise dissenters’ rights of appraisal with respect to an amendment to effect the Authorized Shares Increase.

Vote Required

Stockholders can vote FOR, AGAINST or ABSTAIN on Proposal Three.

An affirmative vote of a majority of the outstanding shares of common stock is required to approve this proposal. Proxies solicited by the Board will be voted for approval of this proposal, unless otherwise specified. If stockholder approval for this proposal is not obtained, then the Authorized Shares Increase will not be effected.

Recommendation of the Board

The Board recommends a vote FOR Proposal Three.

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PROPOSAL FOUR:

APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2022 EQUITY INCENTIVE PLAN

Amendment to the Plan

We are asking our stockholders to approve the adoption of the First Amendment to the Company’s 2022 Equity Incentive Plan (the “Plan Amendment”) to increase the number of shares available under the Plan by 300,000 shares, which will also extend the term of the Plan to June 8, 2033.

The Plan was adopted by our Board and approved by our stockholders on January 18, 2022. The Plan Amendment was adopted by our Board on March 16, 2023 and is now being submitted to our stockholders for their approval. The Plan Amendment will become effective upon stockholder approval.

The closing stock price of one share of the common stock as reported on Nasdaq on the Record Date was $1.87.

Description of the Plan

The full text of the Plan and the Plan Amendment are attached to this proxy statement as Appendix B and Appendix C, respectively. The principal terms of the Plan as amended by the Plan Amendment are described below, but the description is qualified in its entirety by reference to the Plan and the Plan Amendment. In the event of a conflict between the description and the terms of the Plan or the Plan Amendment, the terms of the Plan Amendment will govern. The Plan Amendment will not become effective unless approved by our stockholders.

Purpose

The purpose of the Plan is to promote stockholder value and our future success by providing appropriate retention and performance incentives to employees and non-employee directors of the Company or its affiliates, and any other individuals who perform services for the Company or its affiliates.

Administration

Except as noted below, the Plan will be administered by the compensation committee of the Board (the “Committee”). Under the Plan, each member of the Committee is required to be, and currently is, both a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and a non-employee director meeting the independence requirements for compensation committee members under the rules and regulations of the exchange on which the shares of common stock are traded.

The Committee will have the authority to select the employees and other individuals to receive awards under the Plan, to determine the type, size and terms of the award to be made to each individual selected, to determine the time when awards will be granted, to establish vesting conditions and performance objectives, and to prescribe the form of award agreement. The Committee is also authorized to interpret the Plan and the awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may authorize any one or more of its members or any officer of the Company or any affiliate to execute and deliver documents or to take any other action on behalf of the Committee with respect to awards made or to be made to participants, subject to the requirements of applicable law, including without limitation, Section 16 of the Exchange Act.

The Board has all the powers otherwise vested in the Committee by the terms of the Plan in respect of awards granted to non-employee directors; provided, however, the Board has delegated such authority to the Committee.

Notwithstanding the foregoing, except for permitted adjustments in connection with a corporate transaction or recapitalization, neither the Committee nor the Board may, without the prior approval of the stockholders of the Company, (a) reduce, directly or indirectly, the per-share exercise price of an outstanding option or stock appreciation right after it is granted; (b) cancel an option or stock appreciation right when the exercise price of the option or stock appreciation right exceeds the fair market value of a share in exchange for cash or another award (other than in connection with a change in control); or (c) take any other action that is treated as a repricing under United States generally accepted accounting principles or by the rules or regulations of the exchange on which the Company’s shares are traded.

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No member of the Committee and no officer of the Company will be liable for anything done or omitted to be done by him or her, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his or her own willful misconduct or gross negligence, or as expressly provided by applicable law, and the Company will indemnify each member of the Committee and officer of the Company against any such liability.

Eligible Participants

Employees and non-employee directors of the Company or its affiliates, and other individuals who perform services for the Company or any of its affiliates, are eligible to receive awards under the Plan. As of the Record Date, approximately 95 persons, including two executive officers, three non-employee directors and approximately 90 other individuals may be considered for awards under the Plan.

Neither the Committee nor the Board has made any decisions with respect to the individuals who may receive awards under the Plan on or after stockholder approval of the Plan Amendment on the date of the Annual Meeting, or the amount or nature of future awards.

Authorized Shares

If the Plan Amendment is approved, the maximum number of shares available for grant and issuance under the Plan will be 350,000.

Awards will be counted against the available share reserve on the date of grant, based on the maximum number of shares that may be issued pursuant to the award. Any shares of common stock related to awards issued under the Plan that are forfeited, canceled, expired or otherwise terminated without the issuance of shares of common stock for any reason will be added back and again be available for issuance under the Plan. In addition, shares of common stock that are retained or reacquired by the Company to satisfy the exercise price or purchase price of an award or to satisfy the tax withholding obligation in connection with an award, as well as any shares of common stock covered by an award that is settled in cash, will be added back and again be available for issuance under the Plan.

Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any affiliate, or with which the Company or any affiliate combines, will not reduce the maximum number of shares of common stock that may be issued under the Plan.

Types of Awards

The Plan allows for the granting of the following types of awards: stock options (both incentive stock options and nonqualified stock options); stock appreciation rights; restricted stock; restricted stock units; and other stock-based awards. Each award granted under the Plan is subject to an award agreement containing the particular terms and conditions of that award, subject to the limitations imposed by the Plan.

Stock Options. A stock option is the right to purchase a specified number of shares for a specified exercise price. Stock options may be either (a) incentive stock options, which are stock options that meet the requirements under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or (b) nonqualified stock options, which are stock options that do not meet the requirements of Section 422 of the Code or that are designated as a nonqualified stock option. Only employees of the Company and certain of its affiliates may receive awards of incentive stock options, and incentive stock options are subject to additional limitations. Stock options (other than stock options assumed or granted in substitution for outstanding stock options of a company acquired by the Company or any affiliate) are subject to the following: (i) the exercise price shall be equal to or greater than the fair market value of the shares subject to such stock option on the date of grant; and (ii) the expiration date shall be no later than 10 years from the date of grant. The exercise price may be payable either in (1) cash, (2) if permitted by the Committee, by delivery of irrevocable instructions to a broker to deliver promptly the proceeds from the sale of shares, (3) if permitted by the Committee, by tendering shares previously acquired, (4) if permitted by the Committee, by withholding shares that would otherwise be issued having a fair market value on the exercise date equal to the exercise price, or (5) any combination of the foregoing.

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Stock Appreciation Rights. A stock appreciation right is a right to receive cash or other property based on the increase in the value of a share over the per share exercise price. Stock appreciation rights are subject to the following: (a) the exercise price shall be equal to or greater than the fair market value of the shares subject to such stock appreciation right on the date of grant; and (b) the expiration date shall be no later than 10 years from the date of grant.

Restricted Stock. Restricted stock is an award of shares that is subject to vesting conditions. Prior to the expiration of the vesting period, a participant who has received an award of restricted stock has the right to vote and to receive dividends on the underlying unvested shares, subject, however, to the restrictions and limitations imposed pursuant to the Plan and award agreement.

Restricted Stock Units. A restricted stock unit is an award that is valued by reference to shares, which may be paid to a participant upon vesting in shares, cash or other property.

Other Stock-Based Awards. An other stock-based award is an award denominated or payable in shares, other than a stock option, stock appreciation right, restricted stock or restricted stock unit. Other stock-based awards may be settled in cash, shares or other property.

Dividend Equivalents. Awards other than stock options and stock appreciation rights may include the right to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish.

Award Limitations

Non-Employee Director Award Limitation. The aggregate of (a) the grant date fair value for financial reporting purposes of any awards granted during any fiscal year to a non-employee director, and (b) the total amount of any cash fees or other property paid to such non-employee director during the fiscal year, in respect of the director’s service as a member of the Board during such year, shall not exceed $350,000. The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Incentive Stock Options. Incentive stock options may be granted only to employees of the Company or an affiliate, provided such affiliate is also a “parent corporation” of the Company within the meaning of Section 424(e) of the Code or a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code, on the date of grant. The aggregate fair market value (determined as of the time the incentive stock option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its affiliates) shall not exceed $100,000, and any incentive stock option or portions thereof which exceed such limit (according to the order in which they were granted) will be treated as a nonqualified stock option. If, at the time an incentive stock option is granted, the employee recipient owns (after application of the rules contained in Section 424(d) of the Code) shares of common stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries, then: (a) the exercise price for such incentive stock option will be at least 110% of the fair market value of the shares of common stock subject to such incentive stock option on the date of grant; and (b) such incentive stock option will not be exercisable after the date five years from the date such incentive stock option is granted. The maximum number of shares of common stock that may be issued under the Plan pursuant to incentive stock options may not exceed, in the aggregate, 350,000.

Transferability. A participant’s rights in an award may be assigned or transferred only in the event of death; provided, however, that the Committee may allow a participant to assign or transfer without consideration an award (other than an incentive stock option) to one or more members of his or her immediate family, to a partnership of which the only partners are the participant or members of the participant’s immediate family, or to a trust established by the participant for the exclusive benefit of the participant or one or more members of his or her immediate family. An incentive stock option may not be transferable by a participant other than by will or the laws of descent and distribution and may only be exercisable during the participant’s lifetime by the participant.

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Tax Withholding

The exercise or payment of awards and the issuance of shares under the Plan is conditioned upon a participant making satisfactory arrangements for the satisfaction of any liability to withhold federal, state, local or foreign income or other taxes. In accordance with rules established by the Committee, the required tax withholding obligations may be settled in cash, or with shares, including shares that are part of the award that gives rise to the withholding requirement.

Effect of Certain Events

Death, Disability or Termination. The Committee may include in an award agreement provisions related to the death, disability or termination of employment or service of a participant, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an award.

Change in Control. The Committee may provide in an award agreement provisions relating to a “change in control” of the Company, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an award.

“Change in control” generally means the occurrence of any one or more of the following events:

(a)

an individual, entity or group of persons acquires the ownership, directly or indirectly, of the Company’s securities representing more than 50% of the combined voting power of the Company’s outstanding securities, other than (i) through a merger, consolidation or similar transaction; (ii) in connection with a financing by the Company through the issuance of equity securities; and (iii) by an overall reduction in the number of the Company’s outstanding securities;

(b)

a merger, consolidation or similar transaction in which the Company’s stockholders immediately before such transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction;

(c)

a sale, lease, exclusive license or other disposition of all or substantially all of the Company’s assets, other than to an entity more than 50% of the combined voting power of which is owned by the Company’s stockholders in substantially the same proportions as their ownership of the Company’s outstanding voting securities immediately prior to such transaction;

(d)

a majority of the members of the Board serving on the date the Plan is approved by the stockholders (the “Incumbent Board”) were no longer serving on the Board within any 12-month period; provided that any new Board member approved or recommended by a majority of the Incumbent Board then in office (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest) will be considered a member of the Incumbent Board; or

(e)	the complete dissolution or liquidation of the Company.

No change in control shall be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the capital stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

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Recoupment

Notwithstanding anything in the Plan or in any award agreement to the contrary, the Company will be entitled to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto) or stock exchange listing conditions, in each case as in effect from time to time, to recoup compensation of whatever kind paid under the Plan by the Company at any time.

Adjustments

In the event of any change in the outstanding shares of the Company by reason of any corporate transaction or change in corporate capitalization such as a stock split, reverse stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, partial or complete liquidation of the Company or similar event, the Committee or Board, as applicable, shall adjust the (a) the class and aggregate number of shares available under the Plan; (b) the class, number and exercise price of outstanding stock options and stock appreciation rights granted under the Plan; and (c) the class and number of shares subject to any other awards granted under the Plan and the terms of such awards (including, without limitation, any applicable performance goals), as may be determined to be appropriate by the Committee or Board.

Amendments and Termination

The Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding award under the Plan may be amended from time to time by the Committee (or Board as applicable) in its discretion provided that no amendment may be made without stockholder approval if such amendment would (a) increase the number of shares available for grant under the Plan; (b) change the class of persons eligible to receive incentive stock options; (c) decrease the minimum stock option or stock appreciation right exercise price; or (d) amend or repeal the prohibitions against repricing or exchange. No amendment may adversely affect in a material manner any right of a participant under an award without his or her written consent.

The Plan may be suspended in whole or in part at any time and from time to time by the Board. The Plan shall terminate upon the adoption of a resolution of the Board terminating the Plan. If the Plan Amendment is approved, no award may be granted under the Plan after the date that is 10 years from the date the Plan Amendment or any subsequent amendment was last approved and adopted by the stockholders of the Company. No termination of the Plan shall materially alter or impair any of the rights or obligations of any person, without his or her consent, under any award granted under the Plan.

New Plan Benefits

The benefits or amounts to be received by or allocated to participants and the number of shares to be granted under the Plan cannot be determined at this time because the amount and form of grants to be made to any eligible participant in any year is determined at the discretion of the Committee or Board, as applicable.

Aggregate Awards Granted

The following table sets forth information with respect to the number of shares subject to awards previously granted to the following listed individuals and specified groups under the Plan since its inception through the Record Date:

Name and Position	Number of Shares Underlying Restricted Stock Units	Number of Shares Underlying Restricted Stock Grants
Named Executive Officers:
James E. Kras, Chief Executive Officer, President, and Director	—	—
Michael James, Chief Financial Officer, Treasurer, Secretary, and Director	—	—
All Current Executive Officers as a Group	—	—
Current Directors who are not Executive Officers:
Pamela DonAroma	—	—
Mathew McConnell	—	2,794
Ryan Rogers		2,794
All Current Directors who are not Executive Officers as a Group	—	5,588
All Employees, Including all Current Officers Who are not Executive Officers, as a Group	11,000	—

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Certain U.S. Federal Income Tax Consequences of Plan Awards

The following discussion is intended to provide only a general outline of the U.S. federal income tax consequences of participation in the Plan and the receipt of awards or payments thereunder by participants subject to U.S. taxes. It does not address any other taxes imposed by the United States, taxes imposed by any state or political subdivision thereof or foreign jurisdiction, or the tax consequences applicable to participants who are not subject to U.S. taxes. The discussion set forth below does not purport to be a complete analysis of all potential tax consequences relevant to recipients of awards, particular circumstances, or all awards available under the Plan. It is based on U.S. federal income tax law and interpretational authorities as of the date of this proxy statement, which are subject to change at any time.

Nonqualified stock options. A participant who exercises a nonqualified stock option recognizes taxable ordinary income in the year the stock option is exercised in an amount equal to the excess of the fair market value of the shares purchased on the exercise date over the exercise price. Subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. Any gain or loss realized by the participant upon the subsequent disposition of the shares will be taxed as short-term (if held one year or less) or long-term (if held more than one year) capital gain, but will not result in any further deduction for the Company.

Incentive stock options. A participant who exercises an incentive stock option does not recognize ordinary income at the time of exercise (although, the participant may be subject to alternative minimum tax), and the Company is not entitled to a tax deduction. Upon the disposition of the shares obtained from the exercise of the incentive stock option more than two years after the date of grant and more than one year after the date of exercise, the excess of the sale price of the shares over the exercise price of the incentive stock option is taxed as long-term capital gain. If the shares are sold within two years of the grant date and/or within one year of the date of exercise, the excess of the fair market value of the shares on the date of exercise (or sale proceeds if less) over the exercise price is taxed as ordinary income, and, subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction for this amount; any remaining gain is taxed as short-term (if held one year or less) or long-term (if held more than one year) capital gain, without a Company tax deduction.

Stock appreciation rights. A participant who exercises a stock appreciation right recognizes taxable ordinary income in the year the stock appreciation right is exercised in an amount equal to the cash and/or the fair market value of any shares or other property received. Subject to applicable provisions of the Code, including Section 162(m), the Company is entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. If shares are received upon the exercise of a stock appreciation right, any gain or loss realized by the participant upon the subsequent disposition of the shares will be taxed as short-term (if held one year or less) or long-term (if held more than one year) capital gain, but will not result in any further deduction for the Company.

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Restricted stock and restricted stock units. A participant normally will not recognize taxable income and the Company will not be entitled to a deduction upon the grant of shares of restricted stock, restricted stock units or other stock-based awards. When the restricted stock vests, the restricted stock units settle or the other stock-based awards are paid or settle, the participant will recognize taxable ordinary income in an amount equal to the fair market value of the shares or other property received at that time, less the amount, if any, paid for the shares, and, subject to applicable provisions of the Code, including Section 162(m), the Company will be entitled at that time to a deduction in the same amount. However, a participant may elect to recognize taxable ordinary income in the year shares of restricted stock are granted in an amount equal to the excess of their fair market value at the grant date, determined without regard to certain restrictions, over the amount, if any, paid for the shares. In that event, subject to applicable provisions of the Code, including Section 162(m), the Company will be entitled to a deduction in such year in the same amount. Any gain or loss realized by the participant upon the subsequent disposition of shares received will be taxed as short-term (if held one year or less) or long-term (if held more than one year) capital gain, but will not result in any further deduction for the Company.

Vote Required

Stockholders can vote FOR, AGAINST or ABSTAIN on Proposal Four.

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal is required for approval of the Plan Amendment.

Recommendation of the Board

The Board recommends a vote FOR Proposal Four.

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STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws. We have not received any stockholder proposals for consideration at our Annual Meeting. Should any other matter come before the Annual Meeting, the persons named in the proxy will have discretionary authority to vote all proxies with respect to the matter in accordance with their judgment.

Our stockholders may submit proposals for inclusion in the proxy solicitation materials. These proposals must satisfy the requirements of Rule 14a-8 of the Exchange Act in order for a stockholder proposal to be included in our proxy solicitation materials for the 2024 annual meeting of stockholders. The proposal must be delivered in writing to our Secretary at our principal executive office, 283 County Road 519, Belvidere, New Jersey 07823, by December 28, 2023; provided, however, that if the date of the 2024 annual meeting of stockholders is more than 30 days before or after the first anniversary of the Annual Meeting, notice by the stockholder must be delivered a reasonable time before we print and send our proxy materials for the 2024 annual meeting of stockholders.

Stockholders of record wishing to present proposals at our 2024 annual meeting of stockholders, including any nomination of persons for election to the Board, must provide proper written notice such that the proposal is received by the Company not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting. This means that the proposal must be delivered in writing to our Secretary at our principal executive office no earlier than February 9, 2024 and no later than March 10, 2024. In the event the date of the 2024 annual meeting of stockholders is more than 30 days before or 60 days after the first anniversary of the Annual Meeting, the proposal must be received by the Company not less than 90 days nor more than 120 days prior to the 2024 annual meeting of stockholders and no later than the 10th day after the earlier of the date notice of the meeting is given or the date the meeting date is publicly disclosed. Any stockholder proposal must concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Company’s bylaws and policies. A stockholder notice to the Company of any such proposal must include the information required by the bylaws.

To comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to our Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2024. However, if the date of the 2024 annual meeting of stockholders is more than 30 days before or 60 days after the first anniversary of the Annual Meeting, then notice required by Rule 14a-19 must be provided by the later of 60 days before the date of the annual meeting or the 10th day after we first make a public announcement of the date of the annual meeting.

STOCKHOLDER COMMUNICATIONS

Stockholders may send correspondence by mail to the full Board or to individual directors. Stockholders should address correspondence to the Board or individual Board members in care of: Edible Garden AG Incorporated, 283 County Road 519, Belvidere, New Jersey 07823, Attention: Secretary.

All stockholder correspondence will be compiled by our Secretary and forwarded as appropriate. In general, correspondence relating to corporate governance issues, long-term corporate strategy, or similar substantive matters will be forwarded to the Board, the individual director, one of the committees of the Board, or a committee member for review. Correspondence relating to ordinary business affairs or those matters more appropriately addressed by our officers or their designees will be forwarded to those individuals.

By Order of the Board of Directors:
/s/ James E. Kras
James E. Kras
Chairman, Chief Executive Officer, and President

Belvidere, New Jersey
April 26, 2023

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APPENDIX A - CHARTER AMENDMENT

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
EDIBLE GARDEN AG INCORPORATED

EDIBLE GARDEN AG INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

FIRST: The name of the corporation is Edible Garden AG Incorporated (the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 12, 2021.

THIRD: Article Four of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to provide as follows:

“The total number of shares of capital stock which the Corporation has authority to issue is Twenty Million (20,000,000). These shares shall be divided into two classes, with Ten Million (10,000,000) shares designated as Common Stock, par value $0.0001 per share (the “Common Stock”) and Ten Million (10,000,000) shares designated as Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, rights, qualifications, limitations or restrictions of such rights as the Board of Directors of the Corporation may determine from time to time.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders’ meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for, purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock of any class, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.”

FOURTH: This amendment has been duly adopted by the Board of Directors of the Corporation and approved by the Corporation’s stockholders in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer on this ___ day of June, 2023.

By:
Name:	James Kras
Title:	President and Chief Executive Officer

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APPENDIX B - EDIBLE GARDEN AG INCORPORATED 2022 EQUITY INCENTIVE PLAN

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EDIBLE GARDEN AG INCORPORATED

2022 EQUITY INCENTIVE PLAN

Section 1. Purpose

The purpose of the Edible Garden AG Incorporated 2022 Equity Incentive Plan (the “Plan”) is to promote stockholder value and the future success of Edible Garden AG Incorporated by providing appropriate retention and performance incentives to the employees and non-employee directors of the Company and its Affiliates (each as defined below), and any other individuals who perform services for the Company or its Affiliates.

Section 2. Definitions

2.1 “Affiliate” means any entity in which the Company has a direct or indirect equity interest of 50 percent or more, any entity included in the audited consolidated financial statements of the Company and any other entity in which the Company has a substantial ownership interest and which has been designated as an Affiliate for purposes of the Plan by the Committee in its sole discretion.

2.2 “Award” means any form of incentive or performance award granted under the Plan to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Agreement. Awards granted under the Plan may consist of: (a) Options granted pursuant to Section 7; (b) Stock Appreciation Rights granted pursuant to Section 8; (c) Restricted Stock granted pursuant to Section 9; (d) Restricted Stock Units granted pursuant to Section 9; and (e) Other Stock-Based Awards granted pursuant to Section 10.

2.3 “Award Agreement” means the written or electronic document(s) evidencing the grant of an Award to a Participant.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” means the happening of any of the following:

(a) any Exchange Act Person becomes the owner, directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(b) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than 50 percent of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50 percent of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions relative to each other as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(c) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Affiliates, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Affiliates to an entity, more than 50 percent of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions relative to each other as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition;

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(d) individuals who, immediately following the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board within any 12-month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office (other than as a result of any settlement of a proxy or consent solicitation contest or any action taken to avoid such a contest), such new member will, for purposes of the Plan, be considered as a member of the Incumbent Board; or

(e) the complete dissolution or liquidation of the Company.

Notwithstanding the foregoing, a “Change in Control” will not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the capital stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

In addition, solely with respect to any Award that constitutes “deferred compensation” subject to Section 409A and that is payable on account of a Change in Control (including any installments that are accelerated on account of a Change in Control), a Change in Control will occur only if such event also constitutes a “change in the ownership,” “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company as those terms are defined by Section 1.409A-3(i)(5) of the Treasury Regulations, but only to the extent necessary to establish a time or form of payment that complies with Section 409A, without altering the definition of Change in Control for purposes of determining whether a Participant’s rights to such Award become vested or otherwise unconditional upon the Change in Control.

2.6 “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder.

2.7 “Committee” means: (a) if the shares of Common Stock are not listed on a national securities exchange, the committee appointed by the Board from among its members to administer the Plan, provided that if a separate committee has not been specifically established, the Board shall constitute the Committee, and all references hereunder to the Committee shall refer to the Board; or (b) if the shares of Common Stock are listed on a national securities exchange, the Compensation Committee of the Board, or any successor committee that the Board may designate to administer the Plan, provided such Committee consists of two or more individuals, each of whom must be (i) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) a non-employee director meeting the independence requirements for compensation committee members under the rules and regulations of the Exchange on which the shares of Common Stock are traded. References to “Committee” include persons to whom the Committee has delegated authority pursuant to Section 3.4.

2.8 “Common Stock” means the common stock, par value $0.0001 per share, of the Company, and stock of any other class or company into which such shares may thereafter be changed.

2.9 “Company” means Edible Garden AG Incorporated, a Delaware corporation, or any successor thereto.

2.10 “Disability” with respect to a Participant, has the meaning assigned to such term under the long-term disability plan maintained by the Company or an Affiliate in which such Participant is covered at the time the determination is made, and if there is no such plan, means the permanent inability as a result of accident or sickness to perform any and every duty pertaining to such Participant’s occupation or employment for which the Participant is suited by reason of the Participant’s previous training, education and experience; provided that, for Incentive Stock Options, Disability will mean a “permanent and total disability” as defined by Section 22(e) of the Code; and provided further, that to the extent an Award subject to Section 409A is payable upon a Participant’s Disability, a Disability will not be deemed to have occurred for such purposes unless the circumstances would also result in a “disability” within the meaning of Section 409A, unless otherwise provided in the Award Agreement.

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2.11 “Effective Date” means the date on which the Plan is approved by the stockholders of the Company.

2.12 “Exchange” means the Nasdaq Stock Market, or such other principal securities market on which the shares of Common Stock are traded.

2.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations and interpretations thereunder.

2.14 “Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Affiliate, (ii) any employee benefit plan of the Company or any Affiliate or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the owner, directly or indirectly, of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding securities.

2.15 “Fair Market Value” of a share of Common Stock as of any specific date means: (a) if the shares of Common Stock are not listed on a national securities exchange, the fair market value of the shares as of such date, as determined by the Committee in its good faith judgment, consistent with the requirements of Section 409A (or Section 422 of the Code for Incentive Stock Options); or (b) if the shares of Common Stock are listed on a national securities exchange, the per share closing price reported by the Exchange on such date, or, if there is no such reported closing price on such date, then the per share closing price reported by the Exchange on the last previous day on which such closing price was reported, or such other value as determined by the Committee in accordance with applicable law. The Fair Market Value of any property other than shares of Common Stock means the market value of such property as determined by the Committee using such methods or procedures as it may establish from time to time.

2.16 “Incentive Stock Option” means an Option that qualifies as an incentive stock option under Section 422 of the Code.

2.17 “Nonqualified Stock Option” means an Option that does not qualify as an Incentive Stock Option or which is designated a Nonqualified Stock Option.

2.18 “Option” means a right to purchase shares of Common Stock at a specified exercise price that is granted subject to certain terms and conditions pursuant to Section 7, and includes both Incentive Stock Options and Nonqualified Stock Options.

2.19 “Other Stock-Based Award” means an Award denominated in shares of Common Stock that is granted subject to certain terms and conditions pursuant to Section 10.

2.20 “Participant” means an individual who has been granted an Award under the Plan, or in the event of the death of such individual, the individual’s beneficiary.

2.21 “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, or other entity.

2.22 “Restricted Period” means the period during which Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.

2.23 “Restricted Stock” means an Award of shares of Common Stock that is granted subject to certain terms and conditions pursuant to Section 9.

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2.24 “Restricted Stock Unit” means an Award of a right to receive shares of Common Stock (or an equivalent value in cash or other property, or any combination thereof) that is granted subject to certain terms and conditions pursuant to Section 9.

2.25 “Section 409A” means Section 409A of the Code.

2.26 “Stock Appreciation Right” means a right to receive (without payment to the Company) cash, shares of Common Stock or other property, or any combination thereof, as determined by the Committee, based on the increase in the value of a share of Common Stock over the per share exercise price, that is granted subject to certain terms and conditions pursuant to Section 8.

2.27 “Treasury Regulations” means the tax regulations promulgated under the Code.

Section 3. Administration

3.1 Administration and Authority. Except as otherwise specified herein, the Plan will be administered solely by the Committee. Subject only to Section 3.2, the Committee has all the powers vested in it by the terms of the Plan set forth herein, such powers to include exclusive authority to select the employees and other individuals to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each individual selected, to determine the time when Awards will be granted, to establish performance objectives, to prescribe the form of Award Agreement and to modify the terms of any Award that has been granted. The Committee is authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, will lie within its sole and absolute discretion and will be final, conclusive and binding on all parties concerned.

3.2 Non-Employee Director Awards. In respect of Awards granted to non-employee directors of the Company or its Affiliates, the Board has all the powers otherwise vested in the Committee by the terms of the Plan set forth herein, including the exclusive authority to select the non-employee directors to be granted Awards under the Plan, to determine the type, size and terms of the Award to be made to each non-employee director selected, to modify the terms of any Award that has been granted to a non-employee director, to determine the time when Awards will be granted to non-employee directors and to prescribe the form of the Award Agreement embodying Awards made under the Plan to non-employee directors.

3.3 Repricing Prohibited Absent Stockholder Approval. Notwithstanding any provision of the Plan, except for adjustments pursuant to Section 11, neither the Board nor the Committee may, without the prior approval of the stockholders of the Company, (a) reduce, directly or indirectly, the per-share exercise price of an outstanding Option or Stock Appreciation Right after it is granted; (b) cancel an Option or Stock Appreciation Right when the exercise price of the Option or Stock Appreciation Right exceeds the Fair Market Value of a share of Common Stock in exchange for cash or another Award (other than in connection with a Change in Control); or (c) take any other action that is treated as a repricing under United States generally accepted accounting principles or by the rules or regulations of the Exchange.

3.4 Delegation. The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents or to take any other action on behalf of the Committee with respect to Awards made or to be made to Participants, subject to the requirements of applicable law, including without limitation, Section 16 of the Exchange Act.

3.5 Indemnification. No member of the Committee and no officer of the Company will be liable for anything done or omitted to be done by him, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for his own willful misconduct or gross negligence, or as expressly provided by applicable law, and the Company will indemnify each member of the Committee and officer of the Company against any such liability.

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Section 4. Participation

4.1 Eligible Individuals. Consistent with the purposes of the Plan, subject to Section 3.2, the Committee will have exclusive power to select the employees and non-employee directors of the Company and its Affiliates and other individuals performing services for the Company and its Affiliates who may participate in the Plan and be granted Awards under the Plan.

4.2 Condition to Receipt of Awards. Unless otherwise waived by the Committee, no prospective Participant will have any rights with respect to an Award unless and until such Participant has executed an Award Agreement evidencing the Award, delivered a fully executed copy thereof to the Company, and otherwise complied with the applicable terms and conditions of such Award.

Section 5. Shares Subject to Plan

5.1 Maximum Number of Shares that May Be Issued.

(a) Available Shares. Subject to adjustment as provided in Section 11, the maximum number of shares of Common Stock reserved and available for grant and issuance pursuant to the Plan as of the Effective Date will be 1,500,000.

(b) Share Counting. For purposes of counting shares against the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a), on the date of grant, Awards denominated solely in shares of Common Stock (such as Options and Restricted Stock) and other Awards that may be exercised for, settled in or convertible into shares of Common Stock will be counted against the Plan reserve on the date of grant of the Award based on the maximum number of shares that may be issued pursuant to the Award, as determined by the Committee.

(c) Shares Added Back. Shares of Common Stock related to Awards issued under the Plan that are forfeited, canceled, expired or otherwise terminated without the issuance of shares of Common Stock will be added back and again available for issuance under the Plan. In addition, shares of Common Stock that are retained or reacquired by the Company to satisfy the exercise price or purchase price of an Award or to satisfy the tax withholding obligation in connection with an Award, as well as any shares of Common Stock covered by an Award that is settled in cash, will be added back and again be available for issuance under the Plan.

(d) Source of Shares. Shares of Common Stock issued pursuant to the Plan may be authorized but unissued shares, treasury shares, reacquired shares or any combination thereof.

(e) Assumed or Substituted Awards. Awards granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, will not reduce the maximum number of shares of Common Stock that may be issued under the Plan as described in Section 5.1(a).

(f) Fractional Shares. No fractional shares of Common Stock may be issued under the Plan, and unless the Committee determines otherwise, an amount in cash equal to the Fair Market Value of any fractional share of Common Stock that would otherwise be issuable will be paid in lieu of such fractional share of Common Stock. The Committee may, in its sole discretion, cancel, terminate, otherwise eliminate or transfer or pay other securities or other property in lieu of issuing any fractional share of Common Stock.

Section 6. Awards Under Plan

6.1 Types of Awards. Awards under the Plan may include one or more of the following types: Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards.

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6.2 Dividend Equivalents. Other than with respect to Options or Stock Appreciation Rights, the Committee may choose, at the time of the grant of an Award or any time thereafter up to the time of the Award’s payment, to include or to exclude as part of such Award an entitlement to receive cash dividends or dividend equivalents, subject to such terms, conditions, restrictions or limitations, if any, as the Committee may establish. Dividends and dividend equivalents will be paid in such form and manner (i.e., lump sum or installments), and at such times as the Committee will determine.

6.3 Vesting Conditions. The vesting of an Award may be conditioned upon a Participant’s continued employment with or service to the Company and its Affiliates and/or the achievement of specified performance objectives.

6.4 Transferability. An Award and a Participant’s rights and interest under the Award, may not be sold, assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant’s death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner; provided, however, that the Committee may allow a Participant to assign or transfer without consideration an Award (other than an Incentive Stock Option) to one or more members of his immediate family, to a partnership of which the only partners are the Participant or members of the Participant’s immediate family, or to a trust established by the Participant for the exclusive benefit of the Participant or one or more members of his immediate family.

6.5 Award Agreement. Unless otherwise determined by the Committee, each Award will be evidenced by an Award Agreement in such form as the Committee will prescribe from time to time in accordance with the Plan, including a written agreement, contract, certificate or other instrument or document containing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically. Each Award and Award Agreement will be subject to the terms and conditions of the Plan.

6.6 Method of Payment. The Committee may, in its discretion, settle any Award through the payment of cash, the delivery of shares of Common Stock or other property, or a combination thereof, as the Committee determines or as specified by the Plan or an Award Agreement. Any Award settlement, including payment deferrals, may be subject to conditions, restrictions and contingencies as the Committee determines.

6.7 Death, Disability or Termination. The Committee may include in an Award Agreement provisions related to the death, Disability or termination of employment or service of a Participant, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an Award.

6.8 Change in Control. The Committee may include in an Award Agreement provisions related to a Change in Control, including without limitation the acceleration of the exercisability, vesting or settlement of, or the lapse of restrictions or deemed satisfaction of performance objectives with respect to, an Award.

6.9 Forfeiture Provisions. The Committee may, in its discretion, provide in an Award Agreement that an Award will be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Affiliate or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement, or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. Notwithstanding the foregoing, none of the non-disclosure restrictions in this Section 6.9 or in any Award Agreement will, or will be interpreted to, impair the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act).

6.10 Recoupment Provisions. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, the Company will be entitled to the extent required by applicable law (including, without limitation, Section 10D of the Exchange Act and any regulations promulgated with respect thereto) or Exchange listing requirement, in each case as in effect from time to time, to recoup compensation of whatever kind paid under the Plan by the Company at any time. No such recoupment of compensation will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement between any Participant and the Company.

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6.11 Non-Employee Director Award Limitation. The aggregate of (a) the grant date fair value for financial reporting purposes of any Awards granted during any fiscal year to a non-employee director, and (b) the total amount of any cash fees or other property paid to such non-employee director during the fiscal year, in respect of the director’s service as a member of the Board during such year, may not exceed $350,000.

Section 7. Options

7.1 Grant of Options. The Committee may grant Awards of Options. The Committee may grant Incentive Stock Options provided the terms of such grants comply with Section 7.4 and the requirements of Section 422 of the Code. Each Option granted under the Plan will comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, may establish.

7.2 Exercise Price; Expiration Date. Except for Options granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price will be equal to or greater than the Fair Market Value of the shares of Common Stock subject to such Option on the date that the Option is granted. The Committee in its discretion will establish the expiration date of an Option; provided that in no event will the expiration date be later than 10 years from the date that the Option is granted.

7.3 Exercisability. The Option will not be exercisable unless the Option has vested, and payment in full of the exercise price for the shares of Common Stock being acquired thereunder at the time of exercise is made in such form as the Committee may determine in its discretion, including, but not limited to:

(a) cash;

(b) if permitted by the Committee, by instructing the Company to withhold a number of shares of Common Stock that would otherwise be issued having a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(c) if permitted by the Committee, by tendering (actually or by attestation) to the Company a number of previously acquired shares of Common Stock that have been held by the Participant for at least six months (or such shorter period, if any, determined by the Committee in consideration of applicable accounting standards) and that have a Fair Market Value equal to the applicable portion of the exercise price being so paid;

(d) if permitted by the Committee, by authorizing a third party to sell, on behalf of the Participant, the appropriate number of shares of Common Stock otherwise issuable to the Participant upon the exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise; or

(e) any combination of the foregoing.

7.4 Limitations for Incentive Stock Options. The terms and conditions of any Incentive Stock Options granted hereunder will comply with the requirements of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or an Affiliate, provided such Affiliate is also a “parent corporation” of the Company within the meaning of Section 424(e) of the Code or a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code, on the date of grant. The aggregate Fair Market Value (determined as of the time the Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company and its Affiliates) may not exceed $100,000, and any Incentive Stock Option or portions thereof which exceed such limit (according to the order in which they were granted) will be treated as a Nonqualified Stock Option. Incentive Stock Options may not be transferable by a Participant other than by will or the laws of descent and distribution and may only be exercisable during the Participant’s lifetime by the Participant. If, at the time an Incentive Stock Option is granted, the employee recipient owns (after application of the rules contained in Section 424(d) of the Code) shares of Common Stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, then: (a) the exercise price for such Incentive Stock Option will be at least 110 percent of the Fair Market Value of the shares of Common Stock subject to such Incentive Stock Option on the date of grant; and (b) such Incentive Stock Option will not be exercisable after the date five years from the date such Incentive Stock Option is granted. The maximum number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, 1,500,000.

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Section 8. Stock Appreciation Rights

8.1 Grant of Stock Appreciation Rights. The Committee may grant Awards of Stock Appreciation Rights. Each Award of Stock Appreciation Rights granted under the Plan will comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, may establish.

8.2 Exercise Price; Expiration Date. Except for Stock Appreciation Rights granted through the assumption of, or substitution for, outstanding awards previously granted by a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, the exercise price will be equal to or greater than the Fair Market Value of the shares of Common Stock subject to such Stock Appreciation Right on the date that the Stock Appreciation Right is granted. The Committee in its discretion will establish the expiration date of a Stock Appreciation Right; provided that in no event will the expiration date be later than 10 years from the date that the Stock Appreciation Right is granted.

8.3 Exercisability. Stock Appreciation Rights may not be exercisable unless the Stock Appreciation Rights have vested.

8.4 Exercise and Settlement. An Award of Stock Appreciation Rights entitles the Participant to exercise such Award and to receive from the Company in exchange therefore, without payment to the Company, that number of shares of Common Stock having an aggregate Fair Market Value equal to (or, in the discretion of the Committee, less than) the excess of the Fair Market Value of one share of Common Stock, at the date of such exercise, over the exercise price per share, times the number of shares of Common Stock for which the Award is being exercised. The Committee will be entitled in its discretion to elect to settle the obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash or other property, or any combination thereof, as determined by the Committee, equal to the aggregate Fair Market Value of the shares of Common Stock it would otherwise be obligated to deliver.

Section 9. Restricted Stock and Restricted Stock Units

9.1 Grant of Restricted Stock and Restricted Stock Units. The Committee may grant Awards of Restricted Stock or Restricted Stock Units. Each Award of Restricted Stock or Restricted Stock Units under the Plan will comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, may establish.

9.2 Restricted Stock Issuance. Shares of Common Stock issued to a Participant in accordance with the Award of Restricted Stock may be issued in certificate form or through the entry of an uncertificated book position on the records of the Company’s transfer agent and registrar. The Company may impose appropriate restrictions on the transfer of such shares of Common Stock, which will be evidenced in the manner permitted by law as determined by the Committee in its discretion, including but not limited to (a) causing a legend or legends to be placed on any certificates evidencing such Restricted Stock, or (b) causing “stop transfer” instructions to be issued, as it deems necessary or appropriate.

9.3 Stockholder Rights. Unless otherwise determined by the Committee in its discretion, prior to the expiration of the Restricted Period, a Participant to whom an Award of Restricted Stock has been made will have ownership of such shares of Common Stock, including the right to vote the same and to receive dividends or other distributions made or paid with respect to such shares of Common Stock, subject, however, to the restrictions and limitations imposed thereon pursuant to the Plan or Award Agreement.

Section 10. Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards. Each Other Stock-Based Award granted under the Plan will comply with the following terms and conditions, and with such other terms and conditions as the Committee, in its discretion, may establish. The Committee will be entitled in its discretion to settle the obligation under an Other Stock-Based Award by the payment of cash, shares of Common Stock or other property, or any combination thereof.

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Section 11. Dilution and Other Adjustments

11.1 Adjustment for Corporate Transaction or Change in Corporate Capitalization. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any corporate transaction or change in corporate capitalization such as a stock split, reverse stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, partial or complete liquidation of the Company or other extraordinary or unusual event, the Committee or Board, as applicable, will make such adjustment in (a) the class and maximum number of shares of Common Stock that may be delivered under the Plan as described in Section 5.1, (b) the class, number and exercise price of outstanding Options and Stock Appreciation Rights, and (c) the class and number of shares subject to any other Awards granted under the Plan (provided that the number of shares of any class subject to Awards will always be a whole number) and the terms of such Awards (including, without limitation, any applicable performance goals), as may be determined to be appropriate by the Committee or Board, as applicable, and such adjustments will be final, conclusive and binding for all purposes of the Plan.

11.2 Adjustment for Merger or Consolidation. In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving entity (or the parent of the surviving entity) in such transaction, the Committee or Board, as applicable, will, to the extent deemed appropriate by the Committee or Board, as applicable, adjust each Award outstanding on the date of such merger, consolidation or similar transaction so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger, consolidation or similar transaction.

11.3 Assumption or Substitution of Awards. In the event of a dissolution or liquidation of the Company; a sale of all or substantially all of the Company’s assets (on a consolidated basis); or a merger, consolidation or similar transaction involving the Company in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving entity in such transaction (or the parent of such surviving entity), the Committee or Board, as applicable, will, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to: (a) some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction; or (b) securities of the acquirer or surviving entity (or parent of such acquirer or surviving entity) and, incident thereto, make an equitable adjustment as determined by the Committee or Board, as applicable, in the exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award. In addition, the Committee will, to the extent deemed appropriate by the Committee or Board, as applicable, have the power to cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee or Board, as applicable, of such Award, provided that with respect to any outstanding Option or Stock Appreciation Right such value will be equal to the excess of (i) the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Common Stock as a result of such event, over (ii) the exercise price of such Option or Stock Appreciation Right, provided further that the value of any outstanding Option or Stock Appreciation Right will be zero where the exercise price of such Option or Stock Appreciation Right is greater than the value, as determined by the Committee or Board, as applicable, of the property (including cash) received by the holder of shares of Common Stock as a result of such event; and that no change to the original timing of payment will be made to the extent it would violate Section 409A.

Section 12. Amendment and Termination

12.1 Amendment. The Plan may be amended in whole or in part at any time and from time to time by the Board, and the terms of any outstanding Award under the Plan may be amended from time to time by the Committee or Board, as applicable, in its discretion in any manner that it deems necessary or appropriate; provided however, that no amendment may be made without stockholder approval if such amendment would:

(a) increase the number of shares available for grant specified in Section 5.1(a) (other than pursuant to Section 11);

B-10

(b) change the class of persons eligible to receive Incentive Stock Options;

(c) decrease the minimum Option exercise price set forth in Section 7.2 or the minimum Stock Appreciation Rights exercise price set forth in Section 8.2 (in each case, other than changes made pursuant to Section 11);

(d) amend or repeal the prohibition against repricing or exchange set forth in Section 3.3; or

(e) require stockholder approval under applicable law, regulation, rule or Exchange listing requirement.

No such amendment may adversely affect in a material manner any right of a Participant under an Award without his written consent. Any stockholder approval requirement under the Plan will be met if such approval is obtained in accordance with applicable law. Notwithstanding the foregoing, any amendment to the Plan or any outstanding Award under the Plan will be made in a manner as to ensure that an Award intended to be exempt from Section 409A will continue to be exempt from Section 409A and that an Award intended to comply with Section 409A will continue to comply with Section 409A.

12.2 Termination. The Plan may be suspended in whole or in part at any time and from time to time by the Board. The Plan will terminate upon the adoption of a resolution of the Board terminating the Plan. No Award may be granted under the Plan after the date that is 10 years from the date the Plan was last approved and adopted by the stockholders of the Company. No termination of the Plan will materially alter or impair any of the rights or obligations of any person, without his consent, under any Award theretofore granted under the Plan.

Section 13. Miscellaneous

13.1 Loans. No loans from the Company or any Affiliate to a Participant will be permitted in connection with the Plan.

13.2 Reservation of Rights of Company. No employee or other person will have any claim or right to be granted an Award under the Plan. Neither the Plan nor any action taken hereunder will be construed as giving any employee or other person any right to continue to be employed by or perform services for the Company or any Affiliate, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved.

13.3 Non-Uniform Treatment. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such eligible individuals are similarly situated.

13.4 General Conditions of Awards. No Participant or other person will have any right with respect to the Plan, the shares of Common Stock reserved for issuance under the Plan or in any Award, contingent or otherwise, until written evidence of the Award has been delivered to the recipient and all the terms, conditions and provisions of the Plan and the Award applicable to such recipient (and each person claiming under or through him) have been met.

13.5 Rights as a Stockholder. Unless otherwise determined by the Committee in its discretion, a Participant holding Options, Stock Appreciation Rights, Restricted Stock Units or Other Stock-Based Awards will have no rights as a stockholder with respect to any shares of Common Stock (or as a holder with respect to other securities), if any, issuable pursuant to any such Award until the date of the issuance of a stock certificate to him or the entry on his behalf of an uncertificated book position on the records of the Company’s transfer agent and registrar for such shares of Common Stock or other instrument of ownership, if any. Except as provided in Section 11, no adjustment will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities, other property or other forms of consideration, or any combination thereof) for which the record date is prior to the date such book entry is made or a stock certificate or other instrument of ownership, if any, is issued.

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13.6 Compliance with Applicable Laws. No shares of Common Stock or other property may be issued or paid hereunder with respect to any Award unless counsel for the Company is satisfied that such issuance will be in compliance with applicable federal, state, local and foreign legal, securities exchange and other applicable requirements. The Company will be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or local laws.

13.7 Withholding of Taxes. The Company and its Affiliates will have the authority and right to deduct or withhold from any payment made under the Plan, or require a Participant to remit to the Company or Affiliate, the federal, state or local income or other taxes required by law to be withheld with respect to the exercise, lapse of restriction, settlement, payment or other taxable event of any Award under the Plan. It will be a condition to the obligation of the Company to issue shares of Common Stock or other property, or any combination thereof, upon exercise, settlement or payment of any Award under the Plan, that the Participant remit to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue or pay shares of Common Stock or other property, or any combination thereof. The Committee may, in its discretion, permit an eligible Participant to elect to pay a portion or all of the amount requested by the Company for such taxes with respect to such Award, at such time and in such manner as the Committee deems to be appropriate, including, but not limited to, by authorizing the Company to withhold, or agreeing to surrender to the Company on or about the date such tax liability is determinable, shares of Common Stock or other property, or any combination thereof that would otherwise be distributed, or have been distributed, as the case may be, pursuant to such Award to such person, having a Fair Market Value equal to the minimum amount required to be withheld, or if permitted by the Company, up to such greater amount that will not trigger adverse accounting consequences and is permitted under applicable tax withholding rules.

13.8 Unfunded Nature of Plan. The Plan will be unfunded. The Company will not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan, and the rights to the payment of Awards will be no greater than the rights of the Company’s general creditors.

13.9 Consent. By accepting any Award or other benefit under the Plan, each Participant and each person claiming under or through him will be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

13.10 No Warranty of Tax Effect. Although the Company may structure an Award to qualify for favorable federal, state, local or foreign tax treatment, or to avoid adverse tax treatment, no person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment or guarantee that any intended tax treatment will be applicable with respect to any Award under the Plan, or that such tax treatment will apply to or be available to a Participant or his beneficiary. Furthermore, the existence of an Award will not affect the right or power of the Company or its stockholders to take any corporate action, regardless of the potential effect of such action on the tax treatment of an Award under the Plan.

13.11 Interpretation. Unless the context indicates otherwise, references to “Sections” in the Plan refer to Sections of the Plan. Headings of Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan. In the Plan, the use of the masculine pronoun will include the feminine and the use of the singular will include the plural, as appropriate.

13.12 Severability. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision will be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid or enforceable and as so limited will remain in full force and effect, and will not affect any other provision of the Plan or part thereof, each of which will remain in full force and effect.

B-12

13.13 Choice of Law. The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to Awards granted under the Plan, will be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

13.14 Section 409A. Awards granted under the Plan are intended to qualify for an exception from or comply with Section 409A, and the Plan and Award Agreements will be administered, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, the Company makes no representation that Awards qualify for an exception from or comply with Section 409A and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A. Notwithstanding anything in the Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A(2)(B)) as of the date of such Participant’s separation from service (as determined pursuant to Section 409A), then to the extent any Award payable to such Participant on account of such separation from service would be considered nonqualified deferred compensation under Section 409A, such payment or benefit will be paid or provided in a lump sum upon the earlier of the first day of the seventh month following such separation from service and the date of the Participant’s death. Unless the Committee determines otherwise, any provision of the Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail exception from or compliance with Section 409A may be amended to qualify for exception from or comply with Section 409A, which may be made on a retroactive basis, in accordance with Section 409A.

*              *              *              *              *

B-13

APPENDIX C - PLAN AMENDMENT

FIRST AMENDMENT

TO THE

EDIBLE GARDEN AG INCORPORATED

2022 EQUITY INCENTIVE PLAN

The Edible Garden AG Incorporated 2022 Equity Incentive Plan (the “Plan”) is hereby amended as follows, effective June 8, 2023:

1. Section 5.1(a) of the Plan is hereby amended and restated in its entirety to provide as follows:

“(a) Available Shares. Subject to adjustment as provided in Section 11, the maximum number of shares of Common Stock reserved and available for grant and issuance pursuant to the Plan as of the Effective Date will be 350,000.”

2. The last sentence of Section 7.4 of the Plan is hereby amended and restated in its entirety to provide as follows:

“The maximum number of shares of Common Stock that may be issued under the Plan pursuant to Incentive Stock Options may not exceed, in the aggregate, 350,000.”

*              *              *              *              *

C-1

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/EDBL**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-458-3104**
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

MAIL
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

"ALEXA, VOTE MY PROXY"
- Open Alexa app and browse skills
- Search "Vote my Proxy"
- Enable skill

You must register to attend the meeting online and/or participate at www.proxydocs.com/EDBL.

Edible Garden AG Incorporated

Annual Meeting of Stockholders

For Stockholders of record as of April 12, 2023

TIME: Thursday, June 8, 2023 12:00 PM, Eastern Time
PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/EDBL for more details.

This proxy is being solicited on behalf of the Board of Directors.

The undersigned hereby appoints James E. Kras and Michael James (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Edible Garden AG Incorporated which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE.

Edible Garden AG Incorporated

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect each of the below director nominees as directors for a one-year term and until their successors have been duly elected and qualified:	FOR	WITHHOLD		
	1.01 James E. Kras	☐	☐		FOR
	1.02 Michael James	☐	☐		FOR
	1.03 Pamela DonAroma	☐	☐		FOR
	1.04 Mathew McConnell	☐	☐		FOR
	1.05 Ryan Rogers	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐	FOR
3.	To approve an amendment to the Company's Certificate of Incorporation to effect an increase in the total number of authorized shares of common stock, par value $0.0001 per share, of the Company from 6,666,667 shares to 10,000,000 shares.	☐	☐	☐	FOR
4.	To approve an amendment to the Company's 2022 Equity Incentive Plan to authorize additional shares of common stock for issuance under the plan.	☐	☐	☐	FOR

You must register to attend the meeting online and/or participate at www.proxydocs.com/EDBL.

This Proxy Card must be signed and dated to be valid and for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy Card.

Signature (and title if applicable) ____________ Date ____________ Signature (if held jointly) ____________ Date ____________

Annex B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2023

 ☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-41371

EDIBLE GARDEN AG INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	85-0558704
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

283 County Road 519

Belvidere, NJ 07823

(Address of principal executive offices) (Zip Code)

(908) 750-3953

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EDBL	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	EDBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days: Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated Filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act. Yes ☐ No ☒

As of May 10, 2023, the registrant had 2,739,582 shares of Common Stock, $0.0001 par value per share, outstanding.

2

EDIBLE GARDEN AG INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except shares)

	March 31,	December 31,
	2023	2022
	(unaudited)
ASSETS

Current assets:
Cash	$3,948	$110
Accounts receivable, net	890	1,105
Inventory	1,022	586
Prepaid expenses and other current assets	159	62

Total current assets	6,019	1,863

Property, equipment and leasehold improvements, net	5,069	4,891
Intangible assets, net	49	50
Other assets	139	161

TOTAL ASSETS	$11,276	$6,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$2,275	$2,787
Short-term debt	373	2,042

Total current liabilities	2,648	4,829

Long-term liabilities:
Long-term debt, net of discounts	4,324	4,282
Long-term lease liabilities	9	34

Total long-term liabilities	4,333	4,316

Total liabilities	6,981	9,145

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock ($0.0001 par value, 6,666,667 shares authorized, 1,989,645 and 362,716 shares outstanding as of March 31, 2023 and December 31, 2022, respectively (1))	-	-
Series A Convertible Preferred stock ($0.0001 par value, 10,000,000 shares authorized; nil shares outstanding as of March 31, 2023 and December 31, 2022)	-	-
Additional paid-in capital	27,246	17,892
Accumulated deficit	(22,951)	(20,072)

Total stockholders’ equity (deficit)	4,295	(2,180)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,276	$6,965

(1) Adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

3

EDIBLE GARDEN AG INCORPORATED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per-share information)

	Three Months Ended March 31,
	2023	2022

Revenue	$2,455	$2,737
Cost of goods sold	2,479	2,832

Gross profit	(24)	(95)

Selling, general and administrative expenses	2,691	2,008

Loss from operations	(2,715)	(2,103)

Other expenses
Interest expense, net	(234)	(503)
Gain from extinguishment of debt	70	-
Total other expenses	(164)	(503)

NET LOSS	$(2,879)	$(2,606)

Net Income / (Loss) per common share - basic and diluted (1)	$(2.21)	$(15.40)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted (1)	1,302,933	169,238

(1) Adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

4

EDIBLE GARDEN AG INCORPORATED
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
(in thousands, except for shares) (1)
FOR THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

					Additional
	Common Stock		Preferred Series A		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2022	362,716	$-	-	$-	$17,892	$(20,072)	$(2,180)

Issuance of common stock and warrants in public offering, net of expenses	1,619,000	-	-	-	9,258	-	9,258
Issuance of common stock for Directors’ fees	5,588	-	-	-	70	-	70
Issuance of common stock to employees and consultants	2,341	-	-	-	30	-	30
Series A Preferred dividend	-	-	-	-	(4)	-	(4)
Net Income (Loss)	-	-	-	-	-	(2,879)	(2,879)
Balance at March 31, 2023	1,989,645	$-	-	$-	$27,246	$(22,951)	$4,295

	Three months ended March 31, 2022
					Additional
	Common Stock		Preferred Series A		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2021	166,667	$-	-	$-	$512	$(7,619)	$(7,107)
Shares issued as payment for services	2,667				400		400
Warrants issued with debt	-				101		101
Net Income (Loss)	-	-	-	-	-	(2,606)	(2,606)
Balance at March 31, 2022	169,334	$-	-	$-	$1,013	$(10,225)	$(9,212)

(1) Adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

5

EDIBLE GARDEN AG INCORPORATED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(2,879)	$(2,606)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	-	5
Depreciation	334	193
Amortization of operating lease right of use asset	22	18
Amortization of debt discount	-	333
Gain from extinguishment of debt	(70)	-
Stock-based compensation	30	-
Stock issued as payment for fees and services	-	400
Stock issued to Directors	70	-
Change in operating assets and liabilities:
Accounts receivable	215	(116)
Inventory	(436)	(39)
Prepaid expenses and other current assets	(97)	27
Accounts payable and accrued expenses	(497)	524
Operating lease liabilities	(11)	(18)
NET CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES	(3,319)	(1,279)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold improvements	(361)	(19)
NET CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES	(361)	(19)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt, including related parties	175	1,495
Payments of debt principal, including related parties	(1,911)	(30)
Payment of debt issuance costs	-	(180)
Proceeds from common stock and warrants issued in public offering	9,398	-
Payment of costs related to public offering	(140)	-
Payment of preferred stock dividends	(4)	-
NET CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES	7,518	1,285

NET CHANGE IN CASH	3,838	(13)
Cash at beginning of period	110	31

CASH AT END OF PERIOD	$3,948	$18

SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITIES:
Cash paid for interest	$247	$5

SUPPLEMENTAL DISCLOSURE FOR NON-CASH INVESTING AND FINANCING ACTIVITIES:
Trucks acquired with debt	$152	$-
Warrants issued with debt	$-	$101

The accompanying notes are an integral part of the consolidated financial statements.

6

EDIBLE GARDEN AG INCORPORATED

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION, NATURE OF BUSINESS, AND BASIS OF PRESENTATION

Organization and Recent Developments

Edible Garden Corp., a Nevada corporation, was incorporated on April 9, 2013. On March 28, 2020, Edible Garden Inc., a Wyoming corporation, was incorporated for the purpose of acquiring substantially all of the operating assets of Edible Garden Corp., which was a separately identified reportable segment of its parent company Unrivaled Brands, Inc. (formerly known as Terra Tech Corporation). The acquisition was completed on March 30, 2020. Prior to March 30, 2020 Edible Garden AG Incorporated had no operations. Hereafter, Edible Garden AG Incorporated and its subsidiaries will collectively be referred to as “Edible Garden,” “we,” “us,” “our,” or the “Successor.” Edible Garden Corp., a wholly owned subsidiary of Unrivaled Brands, Inc. will be referred to as the “Predecessor.” Throughout these financial statements, the Successor and the Predecessor are also referred to as “the Company” and used interchangeably, unless otherwise noted.

We authorized 100,000 shares of common stock, par value $0.0001 per share, at formation. On October 14, 2020, we simultaneously declared a 20-for-1 forward stock split of our common stock and increased the number of authorized common shares to 20,000,000. On June 30, 2021, we simultaneously (1) converted Edible Garden from a Wyoming into a Delaware corporation, (2) declared a 1-for-2 reverse stock split of our common stock, and (3) increased the total number of authorized common shares to 50,000,000. On September 8, 2021, we simultaneously declared a 20-for-1 forward stock split of our common stock and increased the number of authorized common shares to 200,000,000. On January 18, 2022, the Company’s board of directors and stockholders approved a 1-for-5 reverse stock split of its outstanding common stock, which became effective on May 3, 2022. On January 26, 2023, we effected a reverse stock split of 1-for-30 and decreased the total number of authorized common shares to 6,666,667. All historical share and per share amounts reflected throughout this report have been adjusted to reflect the stock splits described above.

Nature of Business

Edible Garden is a retail seller of locally grown hydroponic produce, which is distributed throughout the Northeast, Midwest and Florida. Currently, Edible Garden’s products are sold at approximately 4,500 supermarkets. Our target customers are those individuals seeking fresh produce locally grown using environmentally sustainable methods.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) under the Securities Exchange Act of 1934. The December 31, 2022 balances reported herein are derived from the audited consolidated financial statements for the year ended December 31, 2022. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

All intercompany transactions and balances have been eliminated in consolidation. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the Company’s financial position as of March 31, 2023 and December 31, 2022, and the unaudited consolidated results of operations and cash flows for the three-month periods ended March 31, 2023 and 2022 have been included.

7

Going Concern

The accompanying financial statements have been prepared assuming that we will continue as a going concern. In an effort to achieve liquidity that would be sufficient to meet all of our commitments, we have undertaken a number of actions, including minimizing capital expenditures and reducing recurring expenses.

However, we believe that even after taking these actions, we will not have sufficient liquidity to satisfy all of our future financial obligations. The risks and uncertainties surrounding our ability to continue our business with limited capital resources raise substantial doubt as to our ability to continue as a going concern. See Note 12, “Going Concern” for additional information.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Adoption of New Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”).  ASU 2016-13 replaces the “incurred loss” credit losses framework with a new accounting standard that requires management’s measurement of the allowance for credit losses to be based on a broader range of reasonable and supportable information for lifetime credit loss estimates.  This amendment was adopted effective January 1, 2023 with no impact to our financial statements.

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported period. Changes in these estimates and assumptions may have a material impact on the consolidated financial statements and accompanying notes.

Examples of significant estimates and assumptions include provisions for doubtful accounts, accrued liabilities, discount rates used in the measurement and recognition of lease liabilities and valuation of our warrants. These estimates generally involve complex issues and require us to make judgments, involving an analysis of historical and future trends, that can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from our estimates.

Trade and other Receivables

The Company extends non-interest-bearing trade credit to its customers in the ordinary course of business which is not collateralized. Accounts receivable are shown on the face of the consolidated balance sheets, net of an allowance for doubtful accounts. The Company analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends, in determining the allowance for doubtful accounts. The Company does not accrue interest receivable on past due accounts receivable. The reserve for doubtful accounts was $98,858 as of March 31, 2023 and December 31, 2022.

Concentration of Credit Risk

During the three months ended March 31, 2023 and 2022, three customers accounted for approximately 69% and 67% of our total revenue, respectively. This concentration of customers leaves us exposed to the risks associated with the loss of one or more of these significant customers, which would materially and adversely affect our revenues and results of operations. As of March 31, 2023 and December 31, 2022, approximately 80% and 61% of our gross outstanding trade receivables were attributed to three customers, respectively.

8

Inventory

We value our inventory at the lower of the actual cost of our inventory, as determined using the first-in, first-out method, or its net realizable value. We periodically review our physical inventory for excess, obsolete, and potentially impaired items and reserve accordingly. Our reserve estimate for excess and obsolete inventory is based on expected future use. Our reserve estimates have historically been consistent with our actual experience as evidenced by actual sale or disposal of the goods. The reserve for excess and obsolete inventory was nil as of March 31, 2023 and December 31, 2022, respectively.

Prepaid Expenses

Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future. These prepaid expenses include advertising, insurance, and service or other contracts requiring up-front payments.

Property, Equipment and Leasehold Improvements, Net

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Our fixed assets, which are comprised of leasehold improvements, equipment and vehicles, have useful lives of five years.

Expenditures for major renewals and improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of ASC 360, ”Property, Plant, and Equipment.” When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. See Note 4, “Property, Equipment and Leasehold Improvements, Net” for further information.

Intangible Assets

Intangible assets continue to be subject to amortization, and any impairment is determined in accordance with ASC 360, ”Property, Plant, and Equipment.” Intangible assets are stated at historical cost and amortized over their estimated useful lives. The Company uses a straight-line method of amortization, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined.

The Company reviews intangible assets subject to amortization quarterly to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, a product recall, or an adverse action or assessment by a regulator. If an impairment indicator exists, we test the intangible asset for recoverability. For purposes of the recoverability test, we group our amortizable intangible assets with other assets and liabilities at the lowest level of identifiable cash flows if the intangible asset does not generate cash flows independent of other assets and liabilities. If the carrying value of the intangible asset (asset group) exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset (asset group), the Company will write the carrying value down to the fair value in the period the impairment is identified.

Revenue Recognition and Performance Obligations

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company does not offer returns, discounts, loyalty programs or other sales incentive programs that are material to revenue recognition. Payments from our customers are due upon delivery or within a short period after delivery.

9

Disaggregation of Revenue

The following table includes revenue disaggregated by revenue stream for the three months ended March 31, 2023 and 2022:

	(in thousands)
	Three Months Ended,
	March 31, 2023	March 31, 2022
Herbs & Produce	$1,832	$2,410
Vitamins and Supplements	623	327
Total	$2,455	$2,737

Contract Balances

Due to the nature of the Company’s revenue from contracts with customers, the Company does not have material contract assets or liabilities that fall under the scope of ASC Topic 606.

Contract Estimates and Judgments

The Company’s revenues accounted for under ASC Topic 606, generally do not require significant estimates or judgments based on the nature of the Company’s revenue streams. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or variable consideration.

Cost of Goods Sold

Cost of goods sold includes materials, labor and overhead costs incurred in cultivating, producing, and shipping our products.

Advertising Expenses

The Company expenses advertising costs as incurred in accordance with ASC 720-35, “Other Expenses – Advertising Cost.” During the three months ended March 31, 2023 and 2022, advertising expenses totaled $26,727 and $27,658, respectively.

Loss Per Common Share

In accordance with the provisions of ASC 260, “Earnings Per Share,” net loss per share is computed by dividing net loss by the weighted-average shares of common stock outstanding during the period. During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock, and convertible debt are not considered in the diluted loss per share calculation since the effect would be anti-dilutive. The results of operations were a net loss for the three months ended March 31, 2023 and 2022. Therefore, the basic and diluted weighted-average shares of common stock outstanding were the same for all periods.

Income Taxes

The provision for income taxes is determined in accordance with ASC 740, “Income Taxes”. The Company files a consolidated United States federal income tax return. The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expense are expected to be settled in our income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred income taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. At March 31, 2023 and December 31, 2022, such net operating losses were offset entirely by a valuation allowance.

10

The Company recognizes uncertain tax positions based on a benefit recognition model. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50.0% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax related interest and penalties as interest expense and selling, general and administrative expense, respectively, on the consolidated statements of operations.

Segment reporting

The Company is not organized by multiple operating segments for the purpose of making operating decisions or assessing performance. Accordingly, the Company operates in one reportable operating segment. The Company’s principal decision makers are the Chief Executive Officer and its Chief Financial Officer. Management believes that its business operates as one reportable segment because: a) the Company measures profit and loss as a whole; b) the principal decision makers do not review information based on any operating segment; c) the Company does not maintain discrete financial information on any specific segment; d) the Company has not chosen to organize its business around different products and services, and e) the Company has not chosen to organize its business around geographic areas.

NOTE 3 – INVENTORY

The following table summarizes inventory as of March 31, 2023 and December 31, 2022:

	(in thousands)
	March 31,	December 31,
	2023	2022

Raw materials	$186	$298
Work-in-progress	836	288

Total inventory	$1,022	$586

NOTE 4 – PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

The following table summarizes property, equipment and leasehold improvements as of March 31, 2023 and December 31, 2022:

	(in thousands)
	March 31,	December 31,
	2023	2022

Furniture and equipment	$1,767	$1,408
Computer hardware	6	4
Leasehold improvements	5,191	5,192
Vehicles	456	304
Land	202	202
Construction in progress	4	4

Subtotal	7,626	7,114
Less accumulated depreciation	(2,557)	(2,223)
Property, equipment and leasehold improvements, net	$5,069	$4,891

Depreciation expense related to property, equipment and leasehold improvements for the three months ended March 31, 2023 and 2022 was $333,536 and $192,775, respectively.

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NOTE 5 – INTANGIBLE ASSETS

The following table summarizes intangible assets as of March 31, 2023 and December 31, 2022:

		(in thousands)
		March 31, 2023			December 31, 2022
	Estimated	Gross		Net	Gross		Net
	Useful Life in Years	Carrying Value	Accumulated Amortization	Carrying Value	Carrying Value	Accumulated Amortization	Carrying Value
Amortizing Intangible Assets:
Pulp brand recipes	15	$50	$(1)	$49	$50	$-	$50
Non-compete agreement	2	62	(62)	-	62	(62)	-

Total Intangible Assets, net		$112	$(63)	$49	$112	$(62)	$50

Amortization expense for the three months ended March 31, 2023 and 2022 was $833 and nil, respectively. Annual amortization expense for each of the next five years is estimated to be $3,333 and thereafter $33,333.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The following table summarizes accounts payable and accrued expenses as of March 31, 2023 and December 31, 2022:

	(in thousands)
	March 31, 2023	December 31, 2022

Accounts payable	$1,757	$1,728
Accrued expenses	62	542
Accrued interest payable	152	185
Accrued payroll	106	187
Accrued vacation	91	53
Current lease liability	107	92

Total Accounts Payable and Accrued Expenses	$2,275	$2,787

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NOTE 7 – NOTES PAYABLE

The following table summarizes notes payable as of March 31, 2023 and December 31, 2022:

	(in thousands)
	March 31,	December 31,
	2023	2022
Secured promissory note	$3,106	$3,783
NJD Investments, LLC promissory note	1,085	1,155
Evergreen Private Placement	-	1,022
SBA loan	150	150
Vehicle loans	384	244
Total Gross Debt	$4,725	$6,354

Less: Gross short term debt	(373)	(2,042)
Less: Debt discount	(28)	(30)
Net Long Term Debt	$4,324	$4,282

Scheduled maturities of long-term debt as of March 31, 2023, are as follows (in thousands):

Years Ending December 31,	Secured Promissory Notes	NJD Investments, LLC Promissory Note	SBA Loan	Vehicle Loans	Total
2023 (remaining)	$-	$221	$-	$80	$301
2024	-	301	-	88	389
2025	3,106	316	-	93	3,515
2026	-	247	-	76	323
2027	-	-	-	47	47
Thereafter	-	-	150	-	150
Total	$3,106	$1,085	$150	$384	$4,725

Secured Promissory Notes

On March 30, 2020, the Company entered into a promissory note (the “First Sament Note”) for $3,000,000 with Sament Capital Investments, Inc., a wholly owned subsidiary of the Predecessor, (“Sament”) in connection with the acquisition of the Predecessor’s assets. The Sament Note accrues interest at a rate of 3.5% per annum on a 360-day year basis and matures March 30, 2025. The Sament Note is secured by the Company’s operating assets purchased from the Predecessor. As of March 31, 2023 and December 31, 2022, the total outstanding balance of $3,106,458 is included in ”Long-term debt, net of discounts” on the consolidated balance sheets. As of March 31, 2023 and December 31, 2022, the unamortized discount related to the promissory note was $27,977 and $30,321, respectively. Total accrued interest as of March 31, 2023 and December 31, 2022 was $137,418 and $110,236, respectively.

13

On June 2, 2020, the Company entered into a promissory note for $653,870 with Sament (the “Second Sament Note,” together with the First Sament Note, the “Sament Notes”), which accrued interest at a rate of 3.50% per annum and was due to mature on June 3, 2023. The promissory note was secured by the Company’s operating assets purchased from the Predecessor. During the year ended December 31, 2021, accrued interest of $23,203 was added to the principal of the promissory note. On February 17, 2023, the Company prepaid the principal and accrued interest due under the Second Sament Note in exchange for Sament agreeing to reduce the principal amount of the Second Sament Note by approximately 10%. As a result of the agreement, the Company repaid $606,653 of outstanding principal, and $27,125 of accrued interest, and recognized a gain from extinguishment of the debt of $70,420 during the three months ended March 31, 2023. The remaining outstanding balance of principal and accrued interest on the Second Sament Note was nil as of March 31, 2023. As of December 31, 2022, the total outstanding balance of $677,073 is included in ”Short-term debt, net of discounts” on the unaudited consolidated balance sheet. As of December 31, 2022, interest accrued on the promissory note was $23,966.

NJD Investments, LLC Promissory Note

On August 30, 2022, the Company issued the NJD Investments, LLC Promissory Note for $1,136,000 in connection with its purchase of the assets of Greenleaf Growers, Inc. in Grand Rapids, Michigan (the “Property”) through its wholly owned subsidiary, 2900 Madison Ave Holdings, LLC (the “Subsidiary”). The NJD Investments, LLC Promissory Note accrues interest at a rate of 5% per annum and will mature on September 1, 2026. The Company may prepay the outstanding amount due at any time without penalty. The Company makes monthly payments of principal and interest of $28,089. The NJD Investments, LLC Promissory Note is secured by a mortgage on the Property (the “Mortgage”) and a security interest in the assets owned by the Subsidiary in favor of NJDI (the “Security Agreement”).

In addition, the Company’s obligation to repay the amounts due under the NJD Investments, LLC Promissory Note, or up to $1,136,000 plus any accrued interest, is guaranteed by the Company under a guaranty in favor of NJDI (the “Guaranty”) entered into on August 30, 2022. Under the Guaranty, in the event that the Company defaulted on the NJD Investments, LLC Promissory Note, the Company would be responsible for any sum remaining due after NJDI foreclosed on the Mortgage and exercised its rights under the Security Agreement.

During the year ended December 31, 2022, accrued interest of $19,210 was added to the principal of the NJD Investments, LLC Promissory Note. As of March 31, 2023 and December 31, 2022, $294,140 and $290,417 of the outstanding balance is included in “Short-term debt, net of discounts” and $790,598 and $864,638 is included in “Long-term debt, net of discounts” within the consolidated balance sheets, respectively.

Evergreen Private Placement

On October 7, 2021, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Evergreen Capital Management, LLC (“Evergreen”) pursuant to which the Company issued Evergreen a series of secured convertible notes and warrants to purchase shares of the Company’s common stock. From October 7, 2021 to March 30, 2022, the Company raised $3.2 million by issuing secured convertible notes with an aggregate principal amount of $3.68 million to Evergreen (the “Notes”) and warrants to purchase an aggregate of 9,079 shares at an exercise price of $150.00 per share. The warrants will expire five years from their respective dates of issuance.

On May 9, 2022, upon completion of the Company’s initial public offering (“IPO”), the Company repaid Evergreen an aggregate of $1,926,250 of principal and $26,881 of accrued interest in accordance with the terms of the Notes. Additionally, the Company paid a prepayment penalty of $577,875, which was recognized as interest expense during the year ended December 31, 2022.

On June 30, 2022, the Company issued an amended and restated consolidated secured promissory note (the “A&R Note”) to Evergreen. The A&R Note consolidated $1,753,750 in principal amount under the Notes that were due to mature on July 7, August 8, and August 22, 2022 (the “Prior Notes”). The new principal amount of the A&R Note was $1,841,592, which included accrued interest and prepayment penalties on the Prior Notes and takes into account a payment of $500,000 on the Prior Notes. The A&R Note was issued pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended. As consideration for accepting the A&R Note, the Company issued 6,667 shares of common stock to Evergreen under a letter agreement between the Company and Evergreen and pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended. The A&R Note bore interest at 7.0% per annum and was scheduled to mature on March 31, 2023. The transaction resulted in a loss on extinguishment of debt charge of $826,203, which was recorded during the year ended December 31, 2022.

14

On October 26, 2022, the Company entered into an exchange agreement (the “Exchange Agreement”) with Evergreen, pursuant to which a portion of the principal and accrued interest of the A&R Note was converted into shares of a newly created series of preferred stock of the Company, the Series A Convertible Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The Company and Evergreen exchanged approximately $962,000, consisting of $820,000 in principal and approximately $142,000 of accrued interest and prepayment premium thereon, for 1,526,183 shares of Preferred Stock issued to Evergreen. Other than reducing the principal balance of the A&R Note, the terms of the A&R Note remained unchanged. The outstanding balance on the A&R Note of $1,021,592 was included in “Short-term debt, net of discounts” within the consolidated balance sheet as of December 31, 2022. During the three months ended March 31, 2023, the Company repaid the A&R Note in full and recognized a penalty of $153,239 for early repayment, which was recognized as interest expense during the period.

Small Business Administration (“SBA”) Loans

On June 22, 2020, the Company entered into a U.S. Small Business Administration Loan Authorization and Agreement pursuant to which the Company received loan proceeds of $150,000 (the “SBA Loan”). The SBA Loan was made under, and is subject to the terms and conditions of, the Economic Injury Disaster Loan Program, which was a program expanded for COVID-19 relief under the CARES Act and is administered by the U.S. Small Business Administration. The term of the SBA Loan is thirty (30) years with a maturity date of June 22, 2050 and the annual interest rate of the SBA Loan is a fixed rate of 3.75%. Under the terms of the CARES Act, the use of loan proceeds for the SBA Loan is limited to alleviating economic injury caused by the COVID-19 pandemic. The outstanding balance on the SBA Loan of $150,000 is included in ”Long-term debt, net of discounts” within the consolidated balance sheets as of March 31, 2023 and December 31, 2022.

Vehicle Loans

During the year ended December 31, 2020, the Company entered into a financing agreement for the purchase of a vehicle. The loan, which accrues interest at a rate of 17.51%, matures on April 26, 2024. The loan is secured by the vehicle purchased and is personally guaranteed by the Company’s chief executive officer and chief financial officer.

During the year ended December 31, 2021, the Company entered into three financing agreements totaling $102,681 for the purchase of vehicles. The loans, which accrue interest at rates of 16.84% - 18.66%, mature in 2026. The loans are secured by the vehicles purchased and are personally guaranteed by the Company’s chief executive officer and chief financial officer.

During the year ended December 31, 2022, the Company entered into two financing agreements totaling $158,214 for the purchase of vehicles. The loans, which accrue interest at a rate of 7.64%, mature in 2027. The loans are secured by the vehicles purchased are personally guaranteed by the Company’s chief executive officer.

During the three months ended March 31, 2023, the Company entered into three financing agreements totaling $151,850 for the purchase of vehicles. The loans, which accrue interest at a rate of 10.49%, mature in 2028. The loans are secured by the vehicles purchased are personally guaranteed by the Company’s chief executive officer.

NOTE 8 – STOCKHOLDERS’ EQUITY (DEFICIT)

2023 Public Offering

On February 7, 2023, the Company issued an aggregate of 1,619,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and warrants (“Follow-On Warrants”) to purchase an aggregate of 1,861,850 shares of Common Stock pursuant to an underwriting agreement between the Company and Maxim Group LLC, as representative of the underwriters (the “Representative”), and raised approximately $10.2 million in gross proceeds. The Follow-On Warrants are exercisable to purchase one share of Common Stock at an exercise price equal to $6.30 per share. In addition to customary cashless exercise, a holder of a Follow-On Warrant may also effect an “alternative cashless exercise” on or after April 10, 2023. In an “alternative cashless exercise,” the aggregate number of shares of Common Stock issuable is equal to the product of (i) the aggregate number of shares of Common Stock that would be issuable upon exercise of the Follow-On Warrant if it was exercised for cash and (ii) 0.5. Also on February 7, 2023, the Company issued warrants to the Representative to purchase up to 80,950 shares of Common Stock at an exercise price of $6.93 per share. These warrants are initially exercisable August 1, 2023 and will expire on February 2, 2023.

15

Common Stock

The Company has authorized 6,666,667 shares of common stock with $0.0001 par value. As of March 31, 2023 and December 31, 2022, 1,989,645 and 362,716 shares were issued and outstanding, respectively.

During the three months ended March 31, 2023, the Company issued 1,626,929 shares of common stock, as summarized below:

Number of Shares

Issuances of common stock in public offering	1,619,000
Issuance of common stock for Directors’ fees	5,588
Issuances of common stock to employees and consultants	2,341
Total of common stock issuances during the three months ended March 31, 2023	1,626,929

Summary table of common stock share transactions:
Shares outstanding at December 31, 2022	362,716
Common stock issuances	1,626,929
Shares outstanding at March 31, 2023	1,989,645

Series A Convertible Preferred Stock

As of October 26, 2022, 1,526,183 shares of our preferred stock, par value $0.0001 per share, were designated as Series A Convertible Preferred Stock and issued to Evergreen (the “Preferred Stock”).  The Preferred Stock was entitled to a cumulative dividend at a rate of 7.0% per annum, paid in cash on a quarterly basis on the stated value of the Preferred Stock. During the year ended December 31, 2022, all of the shares of Preferred Stock were converted into 50,873 shares of common stock, and no Preferred Stock remains outstanding as of March 31, 2023. During the three months ended March 31, 2023, the Company paid cash dividends of $3,544 to the holder of the Preferred Stock. Accrued dividends as of March 31, 2023 were nil.

Stock-Based Compensation

On January 18, 2022 in connection with the IPO, the board of directors (the “Board”) approved the Edible Garden AG Incorporated 2022 Equity Incentive Plan (the “2022 Plan”). The 2022 Plan provides for equity incentive compensation for employees, non-employee directors, and any other individuals who perform services for the Company. The number of shares initially available for grant under the 2022 Plan was 50,000. A variety of discretionary awards are authorized under the 2022 Plan, including stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards. The vesting of such awards may be conditioned upon either a specified period of time or the attainment of specific performance goals as determined by the administrator of the 2022 Plan. The option price and terms are also subject to determination by the administrator with respect to each grant. The 2022 Plan expires in 2032, except for awards then outstanding, and is administered by the Board.

During the three months ended March 31, 2023, the Company recorded time-vesting restricted stock awards to the Company’s non-employee directors as compensation for director fees, with 5,588 shares of common stock underlying the awards in the aggregate.  The shares underlying the award will vest on the one-year anniversary of the date of grant.

Shares available for future stock compensation grants totaled 16,626 at March 31, 2023.

16

Warrants

The following table summarizes transactions involving the Company’s outstanding warrants to purchase common stock for the three months ended March 31, 2023:

	Warrants(Underlying Shares)	Weighted-Average Exercise Price Per Share

Outstanding December 31, 2022	125,299	$151.17
Warrants issued in public offering	1,942,800	$6.33
Outstanding March 31, 2023	2,068,099	$15.10

NOTE 9 – LEASES

A lease provides the lessee the right to control the use of an identified asset for a period of time in exchange for consideration. Operating lease right-of-use assets (“Lease Assets”) are included within “Other assets” on the Company’s consolidated balance sheet.

Lease assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term.

The discount rate used to determine the commencement date present value of lease payments is the interest rate implicit in the lease, or when that is not readily determinable, the Company utilizes its secured borrowing rate. Lease assets include any lease payments required to be made prior to commencement and exclude lease incentives. Both lease assets and lease liabilities exclude variable payments not based on an index or rate, which are treated as period costs. The Company’s lease agreements do not contain significant residual value guarantees, restrictions, or covenants.

We are currently party to an ongoing arrangement with the Predecessor, whereby we make lease payments of approximately $21,860 per month to the lessor of the land on which our flagship facility is built and for which the Predecessor is the lessee. Our month-to-month arrangement meets the definition of a short-term lease and is therefore excluded from the recognition requirements of ASC 842, “Leases”.

During the three-month period ended March 31, 2023, total operating lease cost was $75,170, of which $48,410 was associated with short-term leases. During the three months ended March 31, 2022, total operating lease cost was $61,446, of which $34,686 was associated with short-term leases. As of March 31, 2023 and December 31, 2022, short-term lease liabilities of $107,040 and $80,800 are included in “Accounts Payable and Accrued Expenses” on the consolidated balance sheets, respectively.

The table below presents total operating lease assets and lease liabilities as of March 31, 2023 and December 31, 2022:

	(in thousands)
	March 31,	December 31,
	2023	2022
Operating lease assets	$105	$126
Operating lease liabilities	$107	$126

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The table below presents the maturities of operating lease liabilities as of March 31, 2023:

(in thousands)
Operating
Leases
2023 (remaining)	80
2024	36
Total lease payments	116
Less: discount	(9)
Total operating lease liabilities	$107

The table below presents the weighted average remaining lease term for operating leases and weighted average discount rate used in calculating operating lease right-of-use assets:

March 31,
2023
Remaining lease term (years)	1.1
Discount rate	17.5%

NOTE 10 – COMMITMENTS AND CONTINGENCIES

From time to time, we may be party to or otherwise involved in legal proceedings arising in the ordinary course of business. Management does not believe that there is any pending or threatened proceeding against us, which, if determined adversely, would have a material adverse effect on our business, results of operations or financial condition, except as described below.

The Company was party to an action filed against us on November 29, 2021 by Green City Growers Cooperative (“Green City Growers”) in the Court of Common Pleas in Cuyahoga County, Ohio. The plaintiff sought damages for an alleged breach of a supplier agreement. The Company denied the allegations and filed a counterclaim against the plaintiff on January 3, 2022. This action arose from our entry into two agreements with the plaintiff. First, we entered into the Assumption Agreement in May 2021, whereby we assumed a liability of $78,976 that Arch City owed to the plaintiff. Second, also in May 2021, we entered into a supplier agreement with the plaintiff (the “Supply Agreement”), under which we agreed to purchase an aggregate of 6.0 million units of herbs and lettuce that were processed by the plaintiff over a three-year period according to agreed-upon prices. The plaintiff was one of our suppliers of cut basil, sage, rosemary, thyme and parsley during this time. On August 2, 2021, the plaintiff sent a notice to us terminating the Supply Agreement in accordance with its terms. Following the termination of the Supply Agreement, we do not have any written supply agreements with the plaintiff. During the three months ended March 31, 2023, we entered into a settlement agreement with the plaintiff and paid an aggregate of $120,000 to settle the matter. On March 24, 2023, this claim was dismissed by the court.

On September 16, 2022, Dennis Rodrigues, a former officer and director, filed a breach of contract claim against us, our Chief Executive Officer, and our Chief Financial Officer in the Superior Court of New Jersey in Warren County (the “New Jersey Matter”). The plaintiff sought damages relating to an alleged breach of contract for services rendered and related claims. We entered into a settlement agreement with the plaintiff and paid an aggregate of $235,000 to settle the New Jersey Matter. On February 9, 2023, this claim was dismissed by the court.

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NOTE 11 – RELATED PARTY TRANSACTIONS

The Company is party to an ongoing arrangement with the Predecessor whereby the Company makes lease payments of approximately $21,860 per month to the lessor of land for which the Predecessor is the lessee. The lease agreement is associated with land the Company utilizes for its ongoing operations.

The Company has entered into several vehicle loan agreements that are personally guaranteed by the Company’s chief executive officer and chief financial officer. See Note 7, “Notes Payable” for details.

During the three months ended March 31, 2023, the Company issued Promissory Notes (the “Promissory Notes”) totaling $175,000 to Michael James, the Company’s Chief Financial Officer and Director, which matured on the earlier of (1) April 1, 2023, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default. The Promissory Notes bore interest at a rate of 6% per annum. At the closing of the public offering on February 7, 2023, the Company repaid the Promissory Notes. As of March 31, 2023, the outstanding amount of the Promissory Notes was nil.

NOTE 12 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operating in 2020. For the years ended December 31, 2022 and 2021, we incurred net losses of $12.5 million and $5.5 million, respectively. For the three months ended March 31, 2023, we incurred a net loss of $2.9 million. We expect to experience further significant net losses in the foreseeable future. At March 31, 2023, we had cash available for operations of $3.9 million. We have not been able to generate sufficient cash from operating activities to fund our ongoing operations. Since our inception, we have raised capital through our issuance of debt and equity securities. Our future success is dependent upon our ability to achieve profitable operations and generate cash from operating activities. There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations.

We will be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements until we are able to raise revenue and reduce costs to a point of positive cash flow. We are evaluating various options to further reduce our cash requirements to operate at a reduced rate, as well as options to raise additional funds, including obtaining loans and selling securities. There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations, or if we are able to raise capital, that it will be available to us on acceptable terms, on an acceptable schedule, or at all.

The issuance of additional securities may result in a significant dilution in the equity interests of our current stockholders. Obtaining loans, assuming these loans would be available, will increase our liabilities and future cash commitments. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available for use when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

The risks and uncertainties surrounding our ability to continue our business with limited capital resources raise substantial doubt as to our ability to continue as a going concern for twelve months from the issuance of these financial statements.

NOTE 13 – SUBSEQUENT EVENTS

Restricted Stock Awards – Director’s Compensation

On April 3, 2023, the Company issued time-vesting restricted stock awards to Deborah Pawlowski, as compensation for serving as a non-employee director, with 1,397 shares of common stock underlying the awards in the aggregate. All shares underlying the award vested immediately upon grant. On April 4, 2023, Ms. Pawlowski resigned from the Board, and the Board appointed Pamela DonAroma to fill the vacant position on the Board.

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ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

In addition to historical information, this Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which provides a “safe harbor” for forward-looking statements made by us. All statements, other than statements of historical facts, including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, business trends, and other information, may be forward-looking statements. Words such as “might,” “will,” “would,” “could,” “should,” “may,” “can,” “estimates,” “expects,” “anticipates,” “projections,” “plans,” “potential,” “intends,” “believes,” “future,” and variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control. Our expectations, beliefs, estimates, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that our expectations, beliefs, estimates, and projections will occur or can be achieved. Actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including:

•	our history of losses and our ability to continue as a going concern;
•	our ability to continue to access and operate our Belvidere, New Jersey facility;
•	our ability to maintain compliance with the listing standards of Nasdaq;
•	our market opportunity;
•	our ability to effectively manage our growth;
•	our ability to integrate business acquisitions;
•	the effects of increased competition as well as innovations by new and existing competitors in our market;
•	our ability to retain our existing customers and to increase our customer base;
•	the future growth of the indoor agriculture industry and demands of our customers;
•	our ability to maintain, or strengthen awareness of, our brand;
•	our ability to expand the product lines we offer;
•	our ability to maintain, protect, and enhance our intellectual property;
•	future revenue, hiring plans, expenses and capital expenditures;

•	our ability to comply with new or modified laws and regulations that currently apply or become applicable to our business;
•	our ability to recruit and retain key employees and management personnel;
•	our financial performance and capital requirements;
•	the potential insufficiency of our disclosure controls and procedures to detect errors or acts of fraud;
•	the potential lack of liquidity and trading of our securities; and
•	our potential ability to obtain additional financing.

The following discussion should be read in conjunction with our financial statements and notes thereto included elsewhere in this report and our other reports filed with the Securities and Exchange Commission (“SEC”).

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OVERVIEW

We are a controlled environment agriculture (“CEA”) farming company. We use traditional agricultural growing techniques together with technology to grow fresh, organic food, sustainably and safely while improving traceability. We use the controlled environment of traditional greenhouse structures, such as glass greenhouses, together with hydroponic and vertical greenhouses to sustainably grow organic herbs and lettuces. In our hydroponic greenhouse, we grow plants without soil. Instead of planting one row of lettuce in the ground, by using a vertical greenhouse, we can grow many towers of lettuce in the same area by planting up instead of planting across. Growing these products sustainably means that we avoid depleting natural resources in order to maintain an ecological balance, such as by renewing, reusing and recycling materials in order to lower the overall one-time use of materials.

Our controlled greenhouse facilities allow us to grow consistent quality herbs and lettuces year-round, first by eliminating some of the variability of outdoor farming with our CEA techniques, and second by leveraging our proprietary software, GreenThumb. In addition to using hydroponic and vertical greenhouse systems, we use a “closed loop” system in our greenhouses. Generally, in a “closed loop” system, drain water is recollected and reused for irrigation. In our closed loop system, we also cycle water back into the system that has been collected through reverse osmosis. When compared with conventional agriculture, our closed looped systems and hydroponic methods use less land, less energy and less water (than legacy farms), thus conserving some of the planet’s limited natural resources. Our advanced systems are also designed to help mitigate contamination from harmful pathogens, including salmonella, e-coli and others.

We have also developed patented software called GreenThumb that assists in tracking plants through our supply chain. Utilizing our GreenThumb software to track the status of our plants as they grow and move throughout the greenhouse allows us to add a layer of quality control due to the frequent monitoring of the growing process, leading to improved traceability. In this context, traceability means being able to track a plant through all stages of production and distribution. In addition to improving traceability, GreenThumb helps us better manage the day-to-day operations of our business. GreenThumb is a web-based greenhouse management and demand planning system that does the following:

•	integrates in real-time with our cloud business software suite for monitoring daily sales data;
•	generates reports by category, product, customer, and farm to allow us to analyze sales, trends, margins and retail shrink (spoiled product);
•	provides dynamic pallet mapping for packout, which enables us to more efficiently ship our products;
•	utilizes a proprietary algorithm that uses year-over-year and trending sales data to develop customer specific and aggregate product specific forecasting for our greenhouses;
•	aggregates all greenhouse activity input to provide real-time inventory and availability reports of all products in our greenhouses;
•	manages our online ordering system with user controlled product availability based upon greenhouse inventory;
•	provides a route management system for coordinating the logistics of our direct store delivery program; and
•	tracks all production activities at greenhouses, including sowing, spacing, dumping, spraying, picking and packing, using hand held devices.

We also use our GreenThumb software to help monitor the quality of our products, and we have dedicated quality assurance and quality control personnel that check and monitor our products. We have customer service personnel that answer any questions the consumers of our products may have, and we regularly ask for feedback from our customers on the quality of our products. The combination of the GreenThumb software, quality assurance and control processes (including compliance with food safety standards), and feedback from consumers and purchasers holds us accountable for maintaining the quality of our herbs and lettuce.

We focus our efforts on producing our herbs and vegetables in a sustainable manner that will reduce consumption of natural resources, by recycling water in our closed loop system and using LED lights instead of conventional lightbulbs to accelerate crop growth and yield, when necessary. In addition, the inventory management component of GreenThumb allows us to manage inventory levels, order quantities and fill rates while maximizing truck loads. This means that we are better able to control shipping our products in full truck loads, thus eliminating multiple deliveries and decreasing the excess emission of greenhouse gases that would result from many partially full trucks delivering our products. Together, these elements of our production and distribution process are intended to reduce our carbon footprint, or the total amount of greenhouse gases that are generated by our actions, as compared with a legacy farm business.

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We believe our focus on our brand “Edible Garden” is a significant differentiator. The brand not only lends itself to our current portfolio of products but allows us to develop other products in the “Consumer Brands” category. Our focus on sustainability, traceability, and social contribution, which we define as an ongoing effort to improve employee relations, working conditions, and local communities, presents our value proposition to our customers and supermarket partners and distributors.

RECENT DEVELOPMENTS

Edible Garden Heartland Progress

During the first quarter of 2023, we made significant progress toward ramping up production at the Edible Garden Heartland facility in Grand Rapids, Michigan. After completing the first phase of the buildout, which included installing our proprietary grow system in the facility, ahead of schedule in the fourth quarter of 2022, we installed a seeding machine and hybrid vertical grow system in the second phase of the buildout. Edible Garden Heartland also underwent food safety inspections from the U.S. Food and Drug Administration and the inspections required for U.S. Department of Agriculture (“USDA”) Organic certification during the first quarter. By the end of the first quarter, Edible Garden Heartland was awarded the USDA Organic certification and certifications from PrimusGFS, an audit certification program recognized by the Global Food Safety Initiative (“GFSI”). Edible Garden Heartland officially began shipping product in April 2023.

Retrofitting the existing greenhouse at Edible Garden Heartland required funding, time, and the attention of our management team before it could begin operating and offering us the additional growing capacity we need to serve our customers in the Midwest. During the first quarter, we invested in continuing the legacy floral business and preparing to plant our herb products at Edible Garden Heartland. This investment is shown in the higher work-in-progress component of our inventory at the end of the quarter. The costs of ramping up production appear in our first quarter results, but our results do not yet show the potential revenue from operating the facility at its optimal capacity. Due to the nature of our business, there is a lag between our investment at the start of the growing process and when we are able to collect accounts receivable. We expect that our gross margins will improve once the revenue from Edible Garden Heartland is included in our results.

Public Offering

On February 7, 2023, we closed on an underwritten public offering of 1,619,000 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price equal to $6.30 per share. Each unit was sold at a public offering price of $6.30 per unit. Gross proceeds, before deducting underwriting discounts and commissions and estimated offering expenses, were approximately $10.2 million.

Departure of Director

On April 3, 2023, we issued time-vesting restricted stock awards to Deborah Pawlowski, as compensation for serving as a non-employee director, with 1,397 shares of common stock underlying the awards in the aggregate. All shares underlying the award vested immediately upon grant. On April 4, 2023, Ms. Pawlowski resigned form the board of directors, and the board of directors appointed Pamela DonAroma to fill the vacant position on the board of directors.

 CRITICAL ACCOUNTING ESTIMATES

The preparation of the unaudited consolidated financial statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on historical experience, the relevant information available at the end of each period, and their judgment. Although management believes the judgment applied in preparing estimates is reasonable based on circumstances and information known at the time, actual results could differ materially from these estimates under different assumptions or market conditions.

The most significant accounting estimates involve a high degree of judgment or complexity. Management believes the estimates and judgments most critical to the preparation of our consolidated financial statements and to the understanding of our reported financial results include allowance for doubtful accounts. The following are the accounting policies most critical to the preparation of our consolidated financial statements.

Revenue Recognition

Revenues is recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company does not offer returns, discounts, loyalty programs or other sales incentive programs that are material to revenue recognition. Payments from our customers are due upon delivery or within a short period after delivery.

Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Our fixed assets, which are comprised of leasehold improvements, equipment and vehicles, have useful lives of five years. Expenditures for major renewals and improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of ASC 360, ”Property, Plant, and Equipment.” When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

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Income Taxes

The provision for income taxes is determined in accordance with ASC 740, “Income Taxes.” The Company files a consolidated United States federal income tax return. The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expense are expected to be settled in our income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. At March 31, 2023 and December 31, 2022, such net operating losses were offset entirely by a valuation allowance.

The Company recognizes uncertain tax positions based on a benefit recognition model. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50.0% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax related interest and penalties as interest expense and selling, general and administrative expense, respectively, on the consolidated statements of operations.

RESULTS OF OPERATIONS

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 2023 AND 2022

	(in thousands)
(in thousands)	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Revenue	$2,455	$2,737
Cost of goods sold	2,479	2,832
Gross Profit	(24)	(95)
Selling, general and administrative expenses	2,691	2,007
Loss from operations	(2,715)	(2,102)
Other income / (expense)
Interest expense, net	(234)	(503)
Gain from extinguishment of debt	70	-
Total other income / (expense)	(164)	(503)

NET LOSS	$(2,879)	$(2,606)

Revenue

Revenue was $2.455 million for the three months ended March 31, 2023, compared with $2.737 million for the three months ended March 31, 2022. Revenue decreased $282 thousand, or 10.30%, compared with the three months ended March 31, 2022. The herbs and produce business decreased by $578 thousand or 23.98% while the vitamins and supplements increased by $296 thousand or 90.52%. The decrease in the herbs and produce business represents a net reduction in orders received from our existing customer base based on the demand from the retail consumer. The increase in vitamins and supplements revenue was resulted from an additional SKU ordered by a customer for every store in their chain.

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Cost of goods sold

Cost of goods sold were $2.479 million for the three months ended March 31, 2023, compared with $2.832 million for the three months ended March 31, 2022.  Cost of goods sold decreased $353 thousand, or 12.46% compared with the three months ended March 31, 2022.  The decrease was primarily due to the decrease in revenue.

Gross profit

Gross profit was $(24) thousand or (0.98)% of sales for the three months ended March 31, 2023, compared with $(95) thousand or (3.47)% of sales for the three months ended March 31, 2022.  Gross profit increased by $71 thousand or 2.89% of sales for the three months ended March 31, 2023.  Higher margins reflect the impact of price increases implemented with our customers during the quarter.

Selling, general and administrative

Selling, general and administrative expenses (“SG&A”) were $2.691 million for the three months ended March 31, 2023, compared with $2.007 million for the three months ended March 31, 2022. Selling, general and administrative expenses increased by $684 thousand or 34.01%, compared with the three months ended March 31, 2022. Approximately $217 thousand of the increase in SG&A expenses relate to the costs incurred to operate the Grand Rapids, Michigan facility. The facility was acquired in August 2022 and has been retrofitted to grow and supply the customers in the local region. Shipments began in April 2023. Depreciation expense also increased by $141 thousand due to the acquisition of the greenhouse located in Grand Rapids, Michigan and the purchase of additional trucks. Approximately $418 thousand of the increase in SG&A was associated with becoming a public company, including paying fees for directors, director and officers’ liability insurance policy premiums, and incurring professional services and Nasdaq listing fees. Compensation and benefits expense increased by $128 thousand driven by talent acquisition to support the Company’s growth plans and the cost of retaining talent. Accounting expenses increased by $118 thousand and legal expenses increased by $58 thousand associated with the costs of becoming a public entity. Computer and internet costs increased by $21 thousand and trade show expense increased by $19 thousand. These costs were offset by a reduction of $410 thousand in outside consulting fees for services to prepare the company for the initial public offering and an overall reduction in other miscellaneous expenses of $26 thousand.

Loss from operations

Higher SG&A expense resulted in a loss from operations of $2.715 million for the three months ended March 31, 2023, compared with $2.103 million for the three months March 31, 2022. The increase in loss from operations was $612 thousand, or 29.10% compared with the three months ended March 31, 2022.

Interest expense

Interest expense was $234 thousand for the three months ended March 31, 2023, versus $503 thousand for the three months ended March 31, 2022. Lower interest expense was related to paying off debt previously outstanding from proceeds of the public offerings. See Note 7 to our financial statements.

Gain from extinguishment of debt

The Company recognized a gain from the extinguishment of debt of $70 thousand by prepaying a promissory note owed to Sament Capital Investments. See Note 7 to our financial statements.

Net loss

Net loss was $2.879 million for the three months ended March 31, 2023, compared with a net loss of $2.606 million for the three months ended March 31, 2022. The reasons for the increase in net loss are explained above.

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LIQUIDITY AND CAPITAL RESOURCES

Going Concern Considerations

We have incurred significant losses since our inception. We recognized net losses of approximately $2.879 million during the three months ended March 31, 2023 and $12.453 million during the twelve months ended December 31, 2022. We expect our capital expenses and operational expenses to increase in the future due to expected increased sales and marketing expenses, operational costs, and general and administrative costs. Therefore, we believe our operating losses will continue or even increase at least through the near term.

The risks and uncertainties surrounding our ability to continue our business with limited capital resources raises substantial doubt as to our ability to continue as a going concern for twelve months from the issuance of these financial statements. Our financial statements have been prepared on a “going concern” basis, which implies we may not continue to meet our obligations and continue our operations for the next twelve months. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our securities might lose their entire investment. These factors, among others, may make it difficult to raise any additional capital and may cause us to be unable to continue to operate our business.

There is no assurance that we will ever be profitable or that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity or equity-linked securities by us would result in significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business as planned and as a result may be required to scale back or cease operations, which could cause our stockholders to lose some or all of their investment in us. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Liquidity

The Company’s primary liquidity requirements are for working capital, continued investments in capital expenditures, repayment of indebtedness, and other strategic investments. Although income taxes are not currently a significant use of funds, after the benefits of our net operating loss carryforwards are fully recognized, they could become a material use of funds, depending on our future profitability and future tax rates. The Company’s liquidity needs have been met primarily through public equity offerings, term loan borrowings, convertible notes, and related party loans.

As of March 31, 2023 and December 31, 2022, we had $3.948 million and $110 thousand in cash and cash equivalents available, respectively. During the first quarter of 2023, we used $3.319 million for operating activities. Unless we are able to reduce the amount of cash we use in operating activities, we will need to raise additional capital through debt or equity financing. As of March 31, 2023 and December 31, 2022, we had working capital deficits of $3.328 million and $2.966 million, respectively. As of March 31, 2023 and December 31, 2022, we had $4.696 million and $6.324 million of total debt outstanding, respectively. To resolve our working capital deficit and meet our cash needs, we are implementing cost savings programs in addition to having raised $10.2 million from the sale of securities in February 2023. In February 2023, we paid off a secured promissory note in the amount of $677 thousand held by Sament and the A&R Note in the amount of $1.022 million. See Note 7 to our financial statements.  We believe that the remaining offering proceeds will be sufficient to fund our operations through December 2023. We may not be able to access the capital markets in the future on commercially acceptable terms or at all. Our ability to fund future operating expenses and capital expenditures and our ability to meet future debt service obligations or refinance our indebtedness will depend on our future operating performance, which will be affected by general economic, financial and other factors beyond our control, including those described under “Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on March 22, 2023.

Capital Resources

On February 7, 2023, we closed on an underwritten public offering of 1,619,000 units, with each unit consisting of one share of common stock and one warrant to purchase one share of common stock at an exercise price equal to $6.30 per share. Each unit was sold at a public offering price of $6.30 per unit. Gross proceeds, before deducting underwriting discounts and commissions and estimated offering expenses, were approximately $10.2 million. After offering expenses, the Company retained approximately $9.4 million in net proceeds.  With the net proceeds, the Company used approximately $2.166 million to fund our operations, paid off debt of $1.9 million, paid down accounts payable of $497 thousand, acquired inventory of $436 thousand, purchased equipment of $361 thousand, and paid costs relating to the public offering of $140 thousand.

From time to time, the Company enters into loans to purchase vehicles that are secured by the vehicle purchased. Some of these loans are also personally guaranteed by the Company’s chief executive officer and/or chief financial officer. These loans accrue interest at annual rates ranging from 7.64% to 18.66% and mature on dates between April 2024 and February 2028. See Note 7 to our financial statements.

For more information on our outstanding debt as of March 31, 2023 and December 31, 2022, see Note 7 to our financial statements.

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Cash Flows

Operating activities

During the three months ended March 31, 2023 and 2022, cash used for operating activities was $3.319 and $1.279 million, respectively. Cash expenditures for the three months ended March 31, 2023 increased primarily due to the increase in net loss, the inventory build at the Grand Rapids, Michigan facility and for payments made to vendors.

Investing activities

During the three months ended March 31, 2023 and 2022, cash used in investing activities was $361 thousand and $19 thousand, respectively. The increase was primarily due to the Company’s purchases of furniture and equipment for the Grand Rapids, Michigan facility.

Financing activities

During the three months ended March 31, 2023 and 2022, cash provided by financing activities was $7.518 million and $1.285 million, respectively. The increase in cash provided by financing activities was primarily driven by completion of the February 2023 offering, which was partially offset by the repayment of indebtedness.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, we are not required to provide the information required by this item.

ITEM 4. CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

Our management, including our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of March 31, 2023 pursuant to Rule 13a-15 under the Exchange Act. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of March 31, 2023, our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) were ineffective as of March 31, 2023, due to the existence of material weaknesses in our internal control over financial reporting that we have yet to fully remediate.

Because we are a small company with few employees in our finance department, we lacked the ability to have adequate segregation of duties in the financial statement preparation process. Since these entity level controls have a pervasive effect across the organization, management has determined that these circumstances constitute a material weakness. In addition, we have a material weakness in our internal control over financial reporting because we lack maintenance of appropriate documentation to support our internal controls and we have insufficiently reviewed reports identifying user entity controls.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

From time to time, we may be party to or otherwise involved in legal proceedings arising in the ordinary course of business. Management does not believe that there is any pending or threatened proceeding against us, which, if determined adversely, would have a material adverse effect on our business, results of operations or financial condition, except as described below.

The Company was party to an action filed against us on November 29, 2021 by Green City Growers Cooperative (“Green City Growers”) in the Court of Common Pleas in Cuyahoga County, Ohio. The plaintiff sought damages for an alleged breach of a supplier agreement. The Company denied the allegations and filed a counterclaim against the plaintiff on January 3, 2022. This action arose from our entry into two agreements with the plaintiff. First, we entered into the Assumption Agreement in May 2021, whereby we assumed a liability of $78,976 that Arch City owed to the plaintiff. Second, also in May 2021, we entered into a supplier agreement with the plaintiff (the “Supply Agreement”), under which we agreed to purchase an aggregate of 6.0 million units of herbs and lettuce that were processed by the plaintiff over a three-year period according to agreed-upon prices. The plaintiff was one of our suppliers of cut basil, sage, rosemary, thyme and parsley during this time. On August 2, 2021, the plaintiff sent a notice to us terminating the Supply Agreement in accordance with its terms. Following the termination of the Supply Agreement, we do not have any written supply agreements with the plaintiff. During the three months ended March 31, 2023, we entered into a settlement agreement with the plaintiff and paid an aggregate of $120,000 to settle the matter. On March 24, 2023, this claim was dismissed by the court.

On September 16, 2022, Dennis Rodrigues, a former officer and director, filed a breach of contract claim against us, our Chief Executive Officer, and our Chief Financial Officer in the Superior Court of New Jersey in Warren County (the “New Jersey Matter”). The plaintiff sought damages relating to an alleged breach of contract for services rendered and related claims. We entered into a settlement agreement with the plaintiff and paid an aggregate of $235,000 to settle the New Jersey Matter. On February 9, 2023, this claim was dismissed by the court.

ITEM 6. EXHIBITS

Incorporated by Reference
Exhibit Number	Description	Form	File No.	Filing Date
3.1	Certificate of Amendment to the Certificate of Incorporation, filed January 24, 2023.	8-K	001-41371	January 25, 2023
4.1	Form of Warrant dated February 7, 2023.	8-K	001-41371	February 8, 2023
4.2	Form of Representative’s Warrant dated February 7, 2023.	8-K	001-41371	February 8, 2023
4.3	Warrant Agency Agreement dated as of February 7, 2023 between the Company and American Stock Transfer & Trust Company, LLC.	8-K	001-41371	February 8, 2023
10.1	Form of 2023 Promissory Note to Michael James.	S-1/A	333-268800	January 27, 2023
10.2	Underwriting Agreement dated February 2, 2023 between the Company and Maxim Group LLC, as representative of the underwriters.	8-K	001-41371	February 8, 2023
31.1	Certification of Principal Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002			Filed herewith
31.2	Certification of Principal Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a) under the Exchange Act, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002			Filed herewith
32	Certification of Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002			Filed herewith
101	Interactive Data File			Filed herewith
101.INS	Inline XBRL Instance Document			Filed herewith

101.SCH	Inline XBRL Taxonomy Extension Schema Document	Filed herewith
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document	Filed herewith
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document	Filed herewith
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document	Filed herewith
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	Filed herewith
104	Cover Page Interactive Data File (included in Exhibit 101)	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EDIBLE GARDEN AG INCORPORATED

By:	/s/ James E. Kras
James E. Kras
Chief Executive Officer and President (principal executive officer)

By:	/s/ Michael James
Michael James
Chief Financial Officer, Treasurer and Secretary (principal financial and accounting officer)

Date: May 12, 2023

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